EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

CMGI, INC.,

WESTWOOD ACQUISITION CORP.

AND

MODUS MEDIA, INC.

DATED AS OF MARCH 23, 2004

i

INDEX OF SCHEDULES AND EXHIBITS

Company Disclosure Schedules:

Schedule 2.1.5- Capital Leases

Schedule 3.1- Foreign Jurisdictions

Schedule 3.2- Corporate Records

Schedule 3.4.1(a)- Company Common Stock

Schedule 3.4.1(b)- Dividends or Distributions

Schedule 3.4.2(a)- Company Options

Schedule 3.4.2((b)- Company Warrants

Schedule 3.4.2(c)- Other Equity Commitments

Schedule 3.4.2(d)- Voting Agreements

Schedule 3.4.2(e)- Registration Agreements

Schedule 3.4.3- Preemptive Rights

Schedule 3.5.1- Subsidiaries

Schedule 3.5.2- Subsidiary Governance

Schedule 3.5.3- Other Equity Interests or Obligations

Schedule 3.5.4- Material Subsidiaries

Schedule 3.6- Violations

Schedule 3.7- Approvals

Schedule 3.8.1- Financial Statements

Schedule 3.8.4- Undisclosed Liabilities

Schedule 3.9- Certain Changes

Schedule 3.10.1- Personal Property Leases

Schedule 3.10.2- Real Property Leases

Schedule 3.10.3- Owned Real Property

Schedule 3.10.4- Material Contracts

Schedule 3.10.5- No Default

Schedule 3.11.1- Owned Intellectual Property

Schedule 3.11.2- License Agreements

Schedule 3.11.3- Third Party Intellectual Property Rights

Schedule 3.11.4- Intellectual Property Exceptions

Schedule 3.11.10- Certain Owned Intellectual Property

Schedule 3.12- Litigation

Schedule 3.13- Compliance with Laws; Permits

Schedule 3.14- Taxes

Schedule 3.14.3- Tax Liens

Schedule 3.15- Insurance

Schedule 3.16.1- Employee Plan Modifications

Schedule 3.16.5- Employee Plan Administration

Schedule 3.17- Employees

Schedule 3.17.5- Certain Employee Payments

Schedule 3.18- Personal Property; Assets

Schedule 3.18(a)- Excluded Assets

Schedule 3.18(b)- Intellectual Property Assets

Schedule 3.19- Environmental Matters

v

Schedule 3.19.1- Environmental Permit; Authorizations

Schedule 3.19.2- Environmental Claims

Schedule 3.19.3- Environmental Actions

Schedule 3.20- Customers

Schedule 3.21- Inventory

Schedule 3.23- Related Party Transactions

Schedule 3.25- Acquisitions

Schedule 3.26.1- International Trade Laws

Schedule 3.26.2- International Trade Investigations

Schedule 3.28.1- Labor and Other Matters

Schedule 3.28.2- Employment Agreements

Schedule 3.31- Subsidies

Schedule 5.1- Conduct of Business

Schedule 5.1.16- Certain Facilities

Schedule 6.2.3- Material Consents and Approvals

Schedule 6.2.11- Satisfaction of Loans

Exhibits:

Exhibit A- Form of Certificate of Incorporation

Exhibit B- Form of Escrow Agreement

Exhibit C- Form of Affiliate Letter

Exhibit D- Sample Implied Value Calculation

AGREEMENT AND PLAN OF MERGER, dated as of March 23, 2004, by and among CMGI, Inc., a Delaware corporation (“Parent”), Westwood Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Modus Media, Inc., a Delaware corporation (the “Company”), and, solely with respect to Article 8 and as defined therein, the Stockholder Representative.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub; and

WHEREAS, as a condition to and inducement to Parent’s and the Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, certain stockholders of the Company are entering into support agreements with Parent and the Merger Sub (the “Support Agreements”), and certain stockholders of the Company are entering into Stock Transfer Agreements with Parent (the “Transfer Agreements”); and

WHEREAS, the parties intend that the Merger shall qualify as a “reorganization,” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that each of Company and Parent shall be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Merger

Section 1.1 The Merger. At the Effective Time and upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation; By-laws. At the Effective Time, the Certificate of Incorporation and the By-laws of the Surviving Corporation shall automatically, and without further action, be amended as necessary to read the same as the Certificate of Incorporation attached hereto as Exhibit A.

Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation.

Article 2.

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

Section 2.1.1 Conversion Generally. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2 and Dissenting Shares), shall be converted, subject to Section 2.2.5, into the right to receive (A) at the Effective Time, a number of shares of common stock, par value $.01 per share, of Parent (“Parent Common Stock”) equal to a quotient (calculated to six decimal places), (i) the numerator of which is equal to $157,500,000 (the “Purchase Price”), divided by the average closing price per share of Parent Common Stock for the period of 20 trading days ending immediately prior to the second trading day before the date on which the Merger is consummated (the “Closing Date”) as quoted on NASDAQ (the “Closing Parent Common Stock Price”), and (ii) the denominator of which is the total number of shares of Company Common Stock outstanding (including Loan Shares) plus the aggregate number of shares which would be outstanding if all outstanding options and warrants to purchase shares of Company Common Stock at an exercise price less than the Implied Value per share were exercised on a cashless basis (calculated for each such option or warrant as the number of shares of Company Common Stock underlying such option or warrant minus the quotient of (a) the number of shares underlying such option or warrant multiplied by the exercise price for such option or warrant, divided by (b) the Implied Value), in each case immediately prior to the Effective Time (as modified by the next succeeding proviso, the “Exchange Ratio”); provided that the Exchange Ratio shall (x) not be based upon a Closing Parent Common Stock Price less than $2.028 (in which case $2.028 shall be utilized), (y) not be based upon a Closing Parent Common Stock Price greater than $2.478 (in which case $2.478 shall be utilized), (z) not result in the issuance of shares of Parent Common Stock at the Effective Time (including, for such purpose, shares as would otherwise be issued in respect of Dissenting Shares) which, when taken together with the aggregate number of shares of Parent Common Stock that will be subject to issuance upon exercise of Company Options assumed by Parent pursuant to Section 2.4.2 or, if the letter from NASDAQ contemplated in Section 5.19 is not obtained, are subject to issuance following the Effective Time under options substituted for Company Options pursuant to Section 2.4.3, does not exceed the maximum number of shares that may be issued and options and warrants that may be assumed, substituted or granted without approval of the stockholders of Parent under NASD Rule 4350; and provided, further, that the number of shares of Parent Common Stock deliverable upon the Effective Time shall be net of shares deposited with the Escrow Agent pursuant to Section 2.2.10; and (B) subsequent to the Effective Time and pursuant to and in accordance with Section 2.2.10, a number of shares of Parent Common Stock deposited with the Escrow Agent determined in accordance herewith. All shares of Company Common Stock outstanding immediately prior to the Effective Time, other than Dissenting Shares, shall, following the Effective Time, no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

Section 2.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.3 Merger Sub. Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the calculation of the Exchange Ratio and related calculations and the termination rights under Sections 7.1.10 and 7.1.11 shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 2.1.5 Net Debt and Working Capital Adjustment. No later than two business days prior to the Closing Date, the Company shall prepare and deliver to Parent and the Stockholder Representative (i) a projected balance sheet of the Company and its Subsidiaries on a consolidated basis as of the Closing Date immediately prior to the Effective Time (the “Preliminary Closing Balance Sheet”), and (ii) a statement setting forth (x) the difference, if any, between the Net Debt as of the Closing Date and the Target Net Debt and (y) the difference, if any, between the Working Capital as of the Closing Date and the Target Working Capital, in each case as determined by reference to the Preliminary Closing Balance Sheet (the “Preliminary Net Debt and Working Capital Statement”). The Preliminary Closing Balance Sheet and the Preliminary Net Debt and Working Capital Statement shall be prepared in conformity with GAAP and consistent with the preparation of the Company Financial Statements, and represent a good faith estimate made and attested to by an authorized executive officer of the Company. For purposes of this Section 2.1.5, “Net Debt” shall mean the total amount of short-term and long-term indebtedness for borrowed money (including capitalized lease obligations but excluding the Excluded Obligations), less the sum of all cash and cash equivalents, plus (A) the sum of all professional fees and expenses incurred by the Company in connection with the transactions contemplated by this Agreement and (B) the actual cost or, if not then known, the estimated cost, of the Company taking the actions described in Schedule 2.1.5; and “Working Capital” shall mean the total amount of current assets (excluding cash and cash equivalents), less the total amount of current liabilities (excluding current portion of long-term indebtedness and indebtedness with a maturity of less than one year). Any fees paid to PricewaterhouseCoopers for performing the 2001 audit and SAS 100 reviews and providing the comfort letters contemplated by Section 6.2.4 will be added back to the cash balance used for calculating Net Debt, and any amounts included in accounts payable or liabilities for the fees, expenses or costs referenced in clauses (A) and (B) of the preceding sentence or fees paid to PricewaterhouseCoopers referenced in the preceding sentence shall be deducted from payables and/or current liabilities for purposes of calculating Working Capital. In the event that the Net Debt reflected on the Preliminary Net Debt and Working Capital Statement (the “Estimated Net Debt”) exceeds $76,000,000 (the “Target Net Debt”), and such excess is greater than the amount, if any, by which the Working Capital reflected on the Preliminary Net Debt and Working Capital Statement (the “Estimated Working Capital”) exceeds the amount of Working Capital reflected on the unaudited consolidated balance sheet of the Company and its Subsidiaries at February 29, 2004 included within the Monthly Unaudited Financial Information (the “Target Working Capital”), then (A) the Purchase Price shall be reduced by an amount (the “Purchase Price Adjustment Amount”) equal to the difference of (x) the Estimated Net Debt minus the Target Net Debt, less (y) if a positive number, the Estimated Working Capital minus the Target Working Capital; and (B) the Exchange Ratio shall be recalculated using such adjusted Purchase Price. As promptly as practicable after the Effective Time, but in no event later than 30 business days following the Closing Date, Parent shall prepare and deliver to the Stockholder Representative (i) a final balance sheet of the Company and its Subsidiaries on a consolidated basis as at the Closing Date immediately prior to the Effective Time, prepared in accordance with GAAP (the “Final Closing Balance Sheet”), and (ii) a final statement setting forth the difference, if any, of the Net Debt as of the Closing Date and the Target Net Debt and the difference, if any, of the Working Capital as of the Closing Date and the Target Working Capital, in each case as determined by reference to the Final Closing Balance Sheet (the “Final Net Debt and Working Capital Statement”). After the delivery to the Stockholder Representative of the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement in accordance herewith, Parent shall provide reasonable access to the Stockholder Representative and its advisors (including, without limitation, accountants) during normal business hours to the work papers, schedules, memoranda and other documents and information and data necessary to prepare the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement for a period of 20 business days after receipt by the Stockholder Representative of the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement (the “Review Period”). Prior to the expiration of the Review Period, the Stockholder Representative shall notify Parent of any objections or proposed changes to the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement. If the Stockholder Representative fails to so notify Parent of any objections or proposed changes within the Review Period, or if the Stockholder Representative notifies Parent that he has no objections or proposed changes to any of such items, or if the Stockholder Representative and Parent agree in writing on the resolution of all such objections or changes within 10 business days following delivery to Parent of such objections or proposed changes, the Final Closing Balance Sheet and the Final Net Debt and Working Capital Statement, with any changes as may be agreed upon in writing, shall be final and binding. If the Stockholder Representative and Parent shall fail to reach an agreement with respect to any objection or proposed change within 10 business days of delivery to Parent of any such objections or proposed changes (the “Dispute Period”), then all such disputed objections or changes shall, not later than 5 business days after the end of the Dispute Period, be submitted for resolution to any “Big Four” accounting firm mutually acceptable to Parent and the Stockholder Representative (the “Auditor”), or if they cannot so agree, to be selected by lot (excluding PricewaterhouseCoopers and KPMG). The Stockholder Representative and Parent shall use reasonable efforts to cause the report of the Auditor to be rendered within 20 business days after its appointment, and the Auditor’s determination as to the resolution of all such disputed objections or changes to any of such statements will be final and binding. Parent, on the one hand, and the Stockholder Representative, on the other, shall bear the costs and expenses of the Auditor equally. If the amount of the Net Debt and the Working Capital reflected on the Final Net Debt and Working Capital Statement (the “Actual Net Debt” and the “Actual Working Capital,” respectively) are different from the amount of the Estimated Net Debt and the Estimated Working Capital, respectively, then the Purchase Price Adjustment Amount shall be recalculated using the Actual Net Debt and the Actual Working Capital. If the resulting Purchase Price Adjustment Amount is greater than the Purchase Price Adjustment Amount determined prior to the Effective Time (and used to recalculate the Exchange Ratio), then Parent and the Stockholder Representative shall jointly instruct the Escrow Agent to return to Parent from the Escrow Fund that number of shares of Parent Common Stock (valued at the Closing Parent Common Stock Price) equal to the dollar amount of such deficiency.

Section 2.2 Exchange of Certificates.

Section 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 (net of shares deposited with the Escrow Agent pursuant to Section 2.2.10) in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the shares of Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2.5 hereof, the Exchange Fund shall not be used for any other purpose.

Section 2.2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the right to receive shares of Parent Common Stock out of the Escrow Fund pursuant to an Escrow Agreement substantially in the form of Exhibit B, attached hereto (the “Escrow Agreement”), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the right to receive shares of Parent Common Stock out of the Escrow Fund pursuant to the terms of the Escrow Agreement.

Section 2.2.3 Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

Section 2.2.4 Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 2.2.5 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

Section 2.2.5.1 As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2.1 and (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.2.2 (such difference being the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on NASDAQ, all in the manner provided in this Section 2.2.5.

Section 2.2.5.2 The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Stock as part of the Exchange Fund. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Company shall pay the Exchange Agent’s compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

Section 2.2.5.3 As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2.3.

Section 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

Section 2.2.7 No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

Section 2.2.9 Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

Section 2.2.10 Escrow Account. At the Effective Time, Parent shall deposit a number of shares of Parent Common Stock equal to 10.6% of the aggregate number of shares of Parent Common Stock issuable to holders of Company Common Stock pursuant to Section 2.1.1 prior to any adjustments pursuant to Section 2.1.5 (such number of shares of Parent Common Stock so deposited, the “Escrow Fund”) into an account with an escrow agent selected by Parent subject to the consent of the Stockholder Representative (as hereinafter defined), such consent not to be unreasonably withheld, as escrow agent (the “Escrow Agent”) in accordance with the provisions of an Escrow Agreement. The portion of the Escrow Fund that shall be deposited with respect to each holder of Company Common Stock shall be equal to total number of shares of Parent Common Stock included in the Escrow Fund multiplied by a fraction (i) the numerator of which is the number of shares of Parent Common Stock issuable to such stockholder pursuant to Section 2.1.1 prior to any adjustments pursuant to Section 2.1.5, and (ii) the denominator of which is the total number of shares of Parent Common Stock issuable to holders of Company Common Stock pursuant to Section 2.1.1 prior to any adjustments pursuant to Section 2.1.5 (such result shall hereinafter be referred to as the “Pro Rata Portion”). The Escrow Fund shall be held in the escrow account until 5:00 p.m., New York time, on that date which is the twelve month anniversary of the Closing Date and shall be used as the sole and exclusive source of payment for the payment of any indemnification rights to which the Indemnified Parties may be entitled under Article 8 and payment of amounts due under Section 2.1.5 and shall be maintained and used strictly in accordance with the terms of this Agreement and the Escrow Agreement. Shares of Parent Common Stock remaining in the Escrow Fund shall be distributed to the Company Stockholders in accordance with their Pro Rata Portion as provided in the Escrow Agreement.

Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3.

Section 2.4 Stock Options. At the Effective Time, all unexercised and unexpired options to purchase shares of Company Common Stock (“Company Options”) then outstanding under any stock option plan of the Company, including the 1997 Class A Replacement Option Plan, the 1997 Class B Replacement Option Plan, the 1997 Stock Incentive Plan or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, will be either assumed and converted into options to purchase shares of Parent Common Stock or terminated and substituted with options to purchase Parent Common Stock, in each case in accordance with and subject to the limitations contained in this Section 2.4. Subject to Sections 2.4.2 and 2.4.3, the manner of so converting and/or substituting options under this Section 2.4 shall be determined by Parent in consultation with the Company, with the goals of preserving the economic benefits provided to holders of Company Options by such Company Options, maximizing the availability of options under Parent’s stock option plans for future grants following the Effective Time, and minimizing the extent of any cut-back in shares of Parent Common Stock that Company Stockholders will receive in the Merger pursuant to Section 2.1.1 attributable to the limitation imposed in clause (y)(2) of the first proviso of Section 2.1.1.

Section 2.4.1 Amendment of Company Stock Option Plans. Prior to the Closing Date, the Company shall take all actions necessary to provide for acceleration of the vesting of one-third of the remaining unvested portion (after giving effect to vesting effected by consummation of the Merger) of all Company Options subject to such Company Stock Option Plans and removal of liquidity thresholds to exercise contained in the option agreements under certain of such Company Stock Option Plans, in each case effective as of the Effective Time.

Section 2.4.2 Assumption of Company Options. At the Effective Time, the number of Company Options which are assumed and converted into options to purchase shares of Parent Common Stock pursuant to this Section 2.4 shall be such number of Company Options which, when taken together with the number of shares of Parent Common Stock issuable to holders of Company Common Stock pursuant to Section 2.1.1, represents the maximum number of Company Options that can be assumed by Parent without requiring Parent to obtain approval of the stockholders of Parent under NASD Rule 4350 for the transactions contemplated by this Agreement. Each Company Option so assumed and converted will continue to have, and be subject to, substantially the same terms and conditions as set forth in the applicable Company Stock Option Plan and any agreements thereunder immediately prior to the Effective Time, except that each Company Option will be exercisable (or will become exercisable in accordance with its terms) for Equivalent Shares at an exercise price determined as set forth in Section 2.4.4 below.

Section 2.4.3 Substitution of Company Options. At the Effective Time, each outstanding Company Option not assumed pursuant to Section 2.4.2 shall, to the extent permitted by the terms of the Company Stock Option Plans, the applicable stock option agreements, and Parent’s stock option plans, be terminated and substituted with an option issued under one of Parent’s existing stock option plans to acquire Equivalent Shares at an exercise price determined as set forth in Section 2.4.4 below; provided that the maximum number of Equivalent Shares subject to substituted options under Parent’s 2000 Stock Incentive Plan shall be 1,900,000. Such substitute options shall otherwise be granted on such terms and conditions as Parent (or the applicable plan administrator) may determine in consultation with the Company, subject to the terms and conditions of the applicable Parent plan. The Company shall take all actions necessary to effectuate the provisions of this Section 2.4.3 and Section 2.4 generally. In order to provide that all Company Options not assumed by Parent pursuant to Section 2.4.2 can be terminated and exchanged for substitute options pursuant to this Section 2.4.3, the Company shall, at the request of Parent, take all necessary actions, including, without limitation, obtaining the consent of the optionees prior to the Closing Date to convert Company Options that qualify as incentive stock options within the meaning of Section 422 of the Code into non-qualified stock options or to repurchase Company Stock Options for nominal purchase consideration (in connection with the grant of substitute options under a Parent stock option plan), in each case to facilitate the grant of substitute options under Parent’s 2000 Stock Incentive Plan. Notwithstanding the foregoing, to the extent that any Company Option in excess of those assumed under Section 2.4.2 is not able or permitted to be substituted for with an option under Parent’s 2000 Stock Incentive Plan for any reason, then such option shall not be substituted for under this Section 2.4.3 and, unless such option is otherwise assumed by Parent or terminated, or is substituted for under some plan other than the 2000 Stock Incentive Plan, as provided for above, then the shares subject thereto shall count towards the calculation of the maximum number of shares which may be issued in the Merger without obtaining approval of the stockholders of Parent pursuant to NASD Rule 4350.

Section 2.4.4 Equivalent Shares. As used herein, “Equivalent Shares” shall mean that that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, provided that the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Company Option assumed shall be adjusted to be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent.

Section 2.4.5 Assumption of Company Stock Option Plans. At the Effective Time, Parent shall assume each Company Stock Option Plan. The number and kind of shares available for issuance under each such Company Stock Option Plan shall be converted into shares of Parent Common Stock in accordance with the provisions of the applicable Company Stock Option Plan.

Section 2.5 Dissenters’ Rights. Shares of Company Common Stock that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand and appraisal have been properly made in accordance with the DGCL (“Dissenting Shares”) will not be converted into the right to receive the shares of Parent Common Stock otherwise owed with respect to such shares of Company Common Stock at or after the Effective Time, but will be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of Delaware. If a holder of Dissenting Shares (a

“Dissenting Stockholder”) withdraws his or her demand for such payment and appraisal or become ineligible for such payment and appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, the shares of Parent Common Stock in accordance with this Agreement. The Company will give Parent prompt notice of any demand received by the Company from a Dissenting Stockholder for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demand. The Company agrees that, except with the prior written consent of Parent, or as required under the DGCL, it will not voluntarily make any payment with respect to, or settle or offer or agree to settle, any such demand for appraisal. Each Dissenting Stockholder who, pursuant to the provisions of the DGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor but only after the value therefor has been agreed upon or finally determined pursuant to such provisions. Any portion of the shares of Parent Common Stock that would otherwise have been owed with respect to Dissenting Shares if such shares of Company Common stock were not Dissenting Shares will be retained by Parent.

Section 2.6 Company Indebtedness. At the Effective Time, Parent shall pay, or cause or to be paid, all amounts (including, without limitation, principal, interest and prepayment penalties) outstanding pursuant to (i) the Credit Agreement, dated as of January 9, 2003, among International, the Company, the financial institutions from time to time party thereto as lenders, the financial institutions from time to time a party thereto as an Issuing Bank and Citicorp USA, Inc. as administrative agent, (ii) the Domestic Note Purchase Agreement among the Company, International, certain affiliates of Canyon Capital Advisors LLC, OCM Mezzanine Fund, L.P., Sankaty Advisors, LLC, Linwood A. Lacy, Jr. (the “Investors”) and U.S. Bank National Association, dated as of January 9, 2003, (iii) the Foreign Note Purchase Agreement among International Modus, International Pte. Ltd., Modus International Ireland (Holdings), Modus International B.V., the Investors and U.S. Bank National Association, dated January 9, 2003, and (iv) the Second Amended and Restated Promissory Notes (Nos. A-1 through A-6), each dated January 9, 2003. The agreements specified in clauses (i), (ii), (iii) and (iv) of the preceding sentence are referred to herein as the “Company Debt Agreements.”

Article 3.

Representations and Warranties of the Company

The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article 3. The disclosures in any section or subsection of the Company Disclosure Schedule shall qualify other sections and subsections in this Article 3 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. Except as set forth in the Company Disclosure Schedule attached hereto and delivered by the Company, the Company hereby represents and warrants to the Parent and Merger Sub, as of the date hereof (or, if made as of a specified date, as of such date) and as of the Closing Date, as follows:

Section 3.1 Organization and Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all material governmental licenses, authorizations, consents and approvals required to own, operate and lease its properties and assets and to conduct its business as it is now being owned, operated, leased and conducted. The Company is duly qualified or licensed to do business as a corporation, and is in good standing as a corporation, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Schedule 3.1 hereto sets forth a true, correct and complete list of all foreign jurisdictions in which the Company is so qualified or licensed and in good standing.

Section 3.2 Corporate Records. Copies of the certificate of incorporation and of the by-laws of the Company heretofore delivered to Parent are true, correct and complete copies of such instruments as amended. Such certificate of incorporation and by-laws of the Company are in full force and effect. Except as set forth in Schedule 3.2 hereto, the Company is not in violation of any provision of its certificate of incorporation or by-laws. The books and records, minute books, stock record books and other similar records of the Company, all of which have been made available by the Company, are true, correct and complete in all material respects.

Section 3.3 Corporate Power and Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, perform its obligations hereunder and consummate the transactions contemplated hereby. Except for the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and any Ancillary Agreement to which the Company is a part, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate actions on the part of the Company. This Agreement and the any Ancillary Agreement to which the Company is a party constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity. The Board of Directors of the Company has approved this Agreement and each Ancillary Agreement to which the Company is a party, declared advisable the transactions contemplated hereby and thereby and has directed that this Agreement and each Ancillary Agreement to which the Company is a party and the transactions contemplated hereby and thereby be submitted to the Company’s stockholders for approval at a meeting of such stockholders. True and complete copies of the resolutions of the Board of Directors have been previously provided to Parent.

Section 3.4 Capitalization.

Section 3.4.1 The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, of which 25,290,556 shares are issued and outstanding as of the date hereof; (ii) 15,000,000 shares of Non-Voting Common Stock, $0.01 par value per share, of which 3,446,282 shares are issued and outstanding; (iii) 850,000 shares of Series B Common Stock, of which 830,245 shares are issued and outstanding; and (iv) 120,000 shares of Preferred Stock, $0.01 par value per share, none of which are issued and outstanding as of the date hereof. The Company Common Stock is held as of the date of this Agreement by the Persons and in the amount of shares as set forth in Schedule 3.4.1(a) hereto. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non assessable and have been issued in compliance with applicable federal, state and foreign securities Laws and all requirements set forth in contracts. Except as set forth in Schedule 3.4.1(b) hereto, there are no declared or accrued but unpaid dividends or distributions with respect to any shares of Company Common Stock.

Section 3.4.2 There are no Company Options other than those granted pursuant to the Company Stock Option Plans. Schedule 3.4.2(a) hereto sets forth for each outstanding Company Option, (i) the name of the holder of such option, (ii) the number of shares of Company Common Stock issuable upon the exercise of such option, (iii) the exercise price of such option and (iv) the plan under which such option was issued and if it is an “incentive stock option” within the meaning of Section 422 of the Code. Schedule 3.4.2(b) hereto sets forth for each outstanding Company warrant to purchase shares of capital stock of the Company, (A) the name of the holder of such warrant, (B) the number of shares of Company Common Stock issuable upon exercise of such warrant and (C) the exercise price of such warrant. Except for the Company Options and warrants to purchase shares of capital stock of the Company and the documents set forth in Schedule 3.4.2(c) hereto, there are no options, warrants, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound, obligating the Company or any of its Subsidiaries to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Company or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. True, correct and complete copies of the plans and agreements pursuant to which such Company Options and warrants to purchase shares of capital stock of the Company have been issued have been provided to the Parent. Except as set forth in Schedule 3.4.2(d) hereto, the Company is not a party to, and as of the date hereof, to the Knowledge of the Company, there are no other voting trusts, proxies or other agreements or understandings with respect to the voting interests of the Company. Except as set forth in Schedule 3.4.2(e) hereto, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act. All outstanding shares of Company Common Stock, all outstanding Company Options and all outstanding shares of capital stock of each Subsidiary have been granted and issued, and all Company Options and shares of capital stock of the Company to be granted and issued pursuant to the Company Stock Option Plans prior to the

Effective Time, will be granted and issued, in compliance with (x) all applicable securities laws and other applicable legal requirements, and (v) all requirements set forth in applicable contracts.

Section 3.4.3 Except as set forth in Schedule 3.4.3 hereto, there are no preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of shares of Company Common Stock to which the Company is a party or to which it is bound.

Section 3.5 Subsidiaries.

Section 3.5.1 Schedule 3.5.1 hereto sets forth a true, correct and complete list of (i) all of the Company’s Subsidiaries, (ii) all outstanding capital stock, membership or partnership interests or other equity based or equity linked securities (“Capital Securities”) of each such Subsidiary, (iii) all options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating each Subsidiary to issue, transfer or sell any Capital Securities, (iv) any agreements, arrangements or understandings granting any Person any rights in the Subsidiaries similar to Capital Securities, (v) the jurisdiction of organization of each Subsidiary and (vi) a list of the officers and Directors of each Subsidiary. Except as disclosed in Schedule 3.5.1 hereto, all of the outstanding Capital Securities or other voting securities of each Subsidiary of the Company are validly issued, fully paid and non-assessable and owned by the Company or a Subsidiary of the Company free and clear of any Lien with respect thereto. No Subsidiary of the Company has issued any securities in violation of any options, warrants, calls, rights, convertible securities or other agreements or commitments of any character obligating each Subsidiary to issue, transfer or sell any Capital Securities and, except as set forth in Schedule 3.5.1 hereto, there are no options, warrants, calls, rights or other securities, agreements or commitments of any character obligating or committing either a Subsidiary of the Company or the Company to issue, deliver or sell shares of such Subsidiary’s capital stock or debt securities, or obligating either a Subsidiary of the Company or the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment.

Section 3.5.2 Except as set forth in Schedule 3.5.2, each Subsidiary of the Company (i) is a corporation or similar organization duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (ii) is duly qualified or licensed as a foreign corporation, and is in good standing, in every jurisdiction in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect and (iii) has the requisite power and authority and all governmental licenses, authorizations, consents and approvals required to own, operate and lease its property and assets and conduct its business as it is now being owned, operated, leased and conducted. The Company has delivered to Parent a true and correct copy of each Subsidiary’s organizational documents (e.g., charter and by-laws), each as amended and in full force and effect. The minute books, stock record books and other similar records of each Subsidiary and, in the case of International only, the books and records are true, correct and complete in all material respects. No Subsidiary is in violation of any material provision of its organizational documents.

Section 3.5.3 Except as set forth in Schedule 3.5.3 hereto, the Company does not hold or own, directly or indirectly, any securities, equity interests or rights in any other corporation, partnership, joint venture or other Person, and there are no outstanding contractual obligations of the Company or any Subsidiary to make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or other person.

Section 3.5.4 The Company has identified its material Subsidiaries on Schedule 3.5.4 (the “Material Subsidiaries”). The business operations of the Material Subsidiaries (other than International), together with their Subsidiaries, were responsible for generating more than 80% of the consolidated revenues of the Company’s Subsidiaries (other than International) for the fiscal year ended December 31, 2003.

Section 3.6 No Violation. Except for the filing of the Certificate of Merger, such consents, waivers, approvals, orders, authorizations, declarations and filings as may be required under the HSR Act and other Antitrust Laws, and as set forth in Schedule 3.6 hereto, neither the execution and delivery of this Agreement by the Company, the performance by it of its obligations hereunder, nor the consummation by it of the transactions contemplated hereby, will (a) assuming receipt of the Company Stockholder Approval, contravene any provision of the certificate of incorporation or by-laws of the Company or any organizational documents or agreements of any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.7, violate any Law or judgment applicable to the Company or any of its Subsidiaries, (c) result in the creation or imposition of any Lien on any of the property held by the Company or any of its Subsidiaries, or (d) require any consent or other action by any Person under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, change of control rights, cancellation, modification, enhancement of rights of third parties, revocation of grant of rights or assets, placement into or release from escrow of any assets of the Company or any of its Subsidiaries or acceleration of any right or obligation of the Company or any of its Subsidiaries or a loss of any benefit to which the Company or any of its Subsidiaries is entitled under any note, bond, mortgage, indenture, deed of trust, license, contract, lease, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company any of its Subsidiaries or their respective properties or assets are bound or affected (including under any outstanding debt), except for (i) any default, right of termination, change of control rights, cancellation, modification, placement, release or acceleration which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or (ii) any notice or other action the absence of which, individually or in the aggregate, would not have a Company Material Adverse Effect and would not adversely affect the consummation of the transactions contemplated hereby.

Section 3.7 Approvals. Except as set forth in Schedule 3.7 hereto, no declaration, filing or registration with, notice to, nor Approval of, any Governmental Authority or work counsel or similar labor organization is required to be made, obtained or given by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the HSR Act, (b) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under other Antitrust Laws which if not obtained or made would be material to the Company or any of its Material Subsidiaries or to the Parent or materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

Section 3.8 Financial Statements; No Undisclosed Liabilities.

Section 3.8.1 Schedule 3.8.1 hereto includes true, correct and complete copies of the Company’s (i) audited consolidated balance sheets as of December 31, 2002 and 2003, and consolidated statements of income and cash flows for the years ended December 31, 2001, 2002 and 2003 (the “Annual Financial Statements”) and (ii) unaudited consolidated balance sheets and the related unaudited consolidated statements of income and cash flows for the monthly periods ended subsequent to December 31, 2003 and prior to the date hereof (the “Monthly Unaudited Financial Information” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared from, and in accordance with, the information contained in the books and records of the Company, which have been regularly kept and maintained in accordance with the Company’s normal and customary practices and applicable accounting practices and fairly present, in all material respects, the financial condition of the Company as of the dates thereof and results of operations and cash flows for the periods referred to therein, and have been prepared in accordance with GAAP, consistently applied throughout the periods indicated; provided, however, that the Monthly Unaudited Financial Information referred to in clause (ii) above is subject to normal recurring year-end adjustments (including adjustments for non-cash stock compensation expense, income taxes, joint venture equity accounting and pension accounting) which are consistent in nature with adjustments made in prior years, do not include footnotes and the statements of cash flows therein are not prepared in accordance with Financial Accounting Standards 95.

Section 3.8.2 The Company shall have provided the Parent with unaudited consolidated balance sheets and the related unaudited consolidated statements of income and cash flows for each quarterly period (“Quarterly Unaudited Financial Information”) completed subsequent to the date hereof, in each case within 45 days after the end of such quarterly period and accompanied by a certificate, duly executed by the chief financial officer, chief accounting officer or other senior financial officer of the Company in such person’s capacity as an officer, restating with respect to such Quarterly Unaudited Financial Information, the representations and warranties set forth in Section 3.8.1, and further, the Company shall be deemed to make such representations and warranties as to the Quarterly Unaudited Financial Information for all purposes of this Agreement; provided, however, that the Quarterly Unaudited Financial Information referred to in this Section 3.8.2 is subject to normal recurring year-end adjustments (including adjustments for non-cash stock compensation expenses, income taxes, joint venture equity accounting and pension accounting) which are consistent in nature with adjustments made in prior years and do not include footnotes to the extent permitted by Regulation S-X, and the statements of cash flows in the Quarterly Unaudited Financial Information are not prepared in accordance with Financial Accounting Standards 95.

Section 3.8.3 The Unaudited Company Interim Financial Statements, when delivered to Parent pursuant to Section 5.17 of this Agreement (including in each case, the notes thereto), (i) have been or (when delivered) will be, as the case may be, prepared in accordance with (x) GAAP consistent with the accounting principles and practices applied in preparation of the Annual Financial Statements, applied on a consistent basis for the periods involved, except for changes in accounting principles required by GAAP as expressly disclosed therein, and except for normal year-end adjustments which are consistent in nature with adjustments made in prior years and except for the absence of footnotes to the extent permitted by Regulation S-X (with attached thereto an associated review report of PricewaterhouseCoopers LLP under SAS 100 without exception or qualification) and (y) Regulation S-X of the Exchange Act, (ii) fairly presents or (when delivered) will fairly present, as the case may be, in all material respects the consolidated financial position, results of operations and cash flows of the Company, as of the dates and for the periods presented therein and (iii) have been prepared from, and in accordance with, the books and records relating thereto, which books and records will have been regularly kept and maintained in accordance with the Company’s normal and customary practices and applicable accounting requirements.

Section 3.8.4 Since December 31, 2003, neither the Company nor any of its Subsidiaries has incurred any material Liabilities or obligations (whether direct, indirect, accrued or contingent), except for Liabilities or obligations (i) incurred in the ordinary course of business and consistent with past practices subsequent to December 31, 2003, (ii) shown, accrued or reserved against in the Financial Statements or (iii) disclosed in Schedule 3.8.4.

Section 3.9 Absence of Certain Changes. Except as set forth in Schedule 3.9 hereto, since December 31, 2003, the Company has conducted its business in the ordinary course, consistent with past practice, and there has not been:

(a) any event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect other than developments generally in the supply chain management services industry, provided that such developments and have not disproportionately affected the Company or any of its Material Subsidiaries individually or taken as a whole;

(b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by the Company;

(c) any grant of any waiver or release by the Company or any Subsidiary of any right or claim, including any write off or other compromise of any account receivable other than in the ordinary course of business;

(d) except as required by applicable Law, any change in any election in respect of any Tax, adoption or change in any accounting method in respect of any Tax, agreement or settlement of any material claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(e) any declaration, setting aside or payment of any dividend or other distribution payable in cash, stock or property with respect to its Capital Securities;

(f) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any material asset other than in the ordinary course of business consistent with past practices, other than customer Liens imposed, or that may be imposed, pursuant to the terms of customer contracts, purchase orders or other agreements;

(g) any change in any method of financial accounting or financial accounting practice by the Company or any of its Subsidiaries except for any such changes after the date hereof required by reason of a concurrent change in GAAP;

(h) any material change in the Company’s Working Capital from the Estimated Working Capital;

(i) any change in the terms of payment or rebate arrangements set forth in any of the Material Contracts;

(j) any entry into any agreement or arrangement relating to hedging or foreign exchange transactions;

(k) any damage, destruction or loss of any property or asset, whether or not covered by insurance, for an amount in excess of $100,000; or

(l) any increase in the compensation payable (above budgeted amounts) to or to become payable to any of the corporate officers, Directors or Key Employees of the Company or its Subsidiaries (or any material increase in the compensation payable (above amounts provided for in the 2004 Budget) to other employees or consultants of the Company or its Subsidiaries), any amendment, establishment or termination of any Company Stock Option Plan, any grant or amendment of any bonus or any stock awards, stock options, stock appreciation rights or similar awards to any such corporate officers, directors, Key Employees or consultants or any actual or, to the Knowledge of the Company, anticipated departures of any of the corporate officers, Directors or Key Employees of the Company or its Subsidiaries.

Section 3.10 Leases of Personal Property and Real Property; Owned Real Property; Material Contracts; No Default.

Section 3.10.1 Schedule 3.10.1 hereto sets forth a true, correct and complete list of each lease, sublease, license and other agreement, including all amendments, modifications or supplements with respect thereto, of personal property and equipment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound (i) which provides for payments in excess of $100,000 per annum or (ii) which provides for payments in excess of $50,000 per annum and has a term remaining after the date hereof in excess of three years (collectively, the “Personal Property Leases”). The Company has delivered or made available to the Parent a true, correct and complete copy of each of the Personal Property Leases.

Section 3.10.2 Schedule 3.10.2 hereto sets forth a true, correct and complete list of all leases, subleases, licenses and other agreements, including all amendments, modifications or supplements with respect thereto (collectively, the “Real Property Leases”), under which the Company or any Subsidiary uses or occupies or has the right to use or occupy any real property (the land, buildings and other improvements covered by the Real Property Leases and any other rights of the tenant thereunder being herein called the “Leased Real Property”), including the address of the premises demised under each Real Property Lease, the landlord, rent and use thereof. With respect to all Leased Real Property, the Company or any of its Subsidiaries has quiet possession thereof, and has valid leasehold interests providing exclusive and legally enforceable rights to use such Leased Real Property. Except as set forth in Schedule 3.10.2 hereto, neither the Company nor any Subsidiary has subleased any of the real property or given any third party any license or other right to occupy any portion of the real property leased by it. To the Knowledge of the Company, neither the operations of the Company and its Subsidiaries on the Leased Real Property nor such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement, or classification or statute relating to the particular property or such operations. The Leased Real Property is in good operating condition and repair, and to the Knowledge of the Company, free from material structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. The Company has delivered or made available to the Parent a true, correct and complete copy of each of the Real Property Leases, and (i) neither the Company nor any Subsidiary nor any other party to any Real Property Lease has waived any term or condition thereof, and all covenants to be performed by the Company or any Subsidiary prior to the Closing Date, or any other party to any Real Property Lease, have been performed in all material respects, (ii) the Company and any Subsidiary are current (and not late) with respect to all rental payments due under any Real Property Lease, (iii) no security deposit or portion thereof deposited with respect to any Real Property Lease has been applied in respect of a breach or default under any Real Property Lease which has not been redeposited in full and (iv) the Company and any Subsidiary have not collaterally assigned or granted any security interest in any Real Property Lease or any interest therein.

Section 3.10.3 Except as set forth in Schedule 3.10.3 hereto, neither the Company nor any Subsidiary (i) currently owns or ground leases any real property or (ii) has ever owned or ground leased any real property.

Section 3.10.4 Schedule 3.10.4 hereto sets forth a true, correct and complete list of all agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound, of the following types: (a) Real Property Leases; (b) Personal Property Leases; (c) material License Agreements, other than License Agreements granted to the Company by specific customers to enable the Company to provide services to or for the benefit of such customers and not to other customers; (d) any contract involving an investment by the Company or any of its Subsidiaries in any partnership, limited liability company or joint venture; (e) any contract of the Company or any of its Subsidiaries which involves a financing arrangement in excess of $250,000, other than purchase orders entered into in the ordinary course of business which contain customary terms and conditions; (f) employment agreements with any member of the Management Committee or any Key Employee; (g) sales agency, distribution or manufacturers representatives’ agreements; (h) loan agreements, notes, mortgages, indentures, security agreements and other agreements and instruments relating to the borrowing of money; (i) agreements with any Affiliate of the Company or its Subsidiaries; (j) any contract involving non-competition, exclusivity or any other restriction, in each such case with respect to the geographical area of operations or scope or type of business of the Company or any of its Subsidiaries or any of their respective Affiliates; (k) any contract relating to any acquisition or disposition of any capital stock or equity interest of the Company or any of its Subsidiaries; (l) contracts with the top twenty customers of the Company and its Subsidiaries based on revenues for fiscal year ended December 31, 2003; and (m) contracts that require stated payments in excess of $250,000 per annum; (n) contracts which as of the date hereof, are “material contracts” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act; (o) contracts which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement or any Ancillary Agreement; (p) “requirements” contracts or any contracts committing a person to provide the quantity of goods or services required by another person which are material to the Company; (q) “take or pay” contracts which are material to the Company or any Subsidiary;

and (r) derivative contracts and other hedging arrangements (such contracts described in (a)–(r) above, the “Material Contracts”). The Company has delivered or made available to the Parent a true, correct and complete copy of each of the Material Contracts.

Section 3.10.5 Except as set forth in Schedule 3.10.5 hereto, each Material Contract is in full force and effect and is legal, valid, binding and enforceable against the Company or any of its Subsidiaries a party thereto and, to the Knowledge of the Company, on the part of any other parties thereto in accordance with its terms. None of the Company or any Subsidiary knows of, or has received notice of, any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to (i) prevent or materially delay consummation of the Merger; (ii) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement; or (iii) have a Company Material Adverse Effect.

Section 3.11 Intellectual Property Matters.

Section 3.11.1 Schedule 3.11.1 hereto sets forth, for all of the following included in (or in the case of Software, covered by) the Company Owned Intellectual Property, a true, correct and complete list of all United States, state, foreign and international: (i) Patents (including, without limitation, Patent applications); (ii) Trademark registrations, applications and material unregistered Trademarks; (iii) Copyright registrations, applications and material unregistered copyrights; and (iv) material Software.

Section 3.11.2 Schedule 3.11.2 hereto sets forth a true, correct and complete list of all material License Agreements, other than License Agreements granted to the Company by specific customers to enable the Company to provide services to or for the benefit of such customers and not to other customers.

Section 3.11.3 Except as set forth in Schedule 3.11.3 hereto, the Company has not granted any third Person any right to promote, market, distribute, license or sell any of the Company Owned Intellectual Property.

Section 3.11.4 Except as set forth on Schedule 3.11.4, the Company owns or has the valid right to use, free and clear of all Liens (except customer Liens in the ordinary course), all of the Intellectual Property that is used or is necessary for the conduct of the Company’s and the Subsidiaries’ business as currently conducted. The material Company Owned Intellectual Property and, to the Knowledge of the Company, the Intellectual Property owned by third Persons that is the subject of a material License Agreement, has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned. Except as set forth on Schedule 3.11.4, the Company has not granted to any third Person any exclusive right with respect to any of the Company Owned Intellectual Property.

Section 3.11.5 There is no pending or threatened claim against the Company or any Subsidiary (i) alleging that the Company, any Subsidiary, any Company Owned Intellectual Property or any License Agreement infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third Person, or (ii) challenging the Company’s or any Subsidiary’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property and, to the Knowledge of the Company, there is no reasonable basis for a claim regarding any of the foregoing. To the Knowledge of the Company, there exists no prior act or current conduct or use by the Company, any of its Subsidiaries or any third party that would void or invalidate any material Intellectual Property owned by the Company or any of its Subsidiaries that is used or is necessary for the conduct of the Company’s and its Subsidiaries’ business as currently conducted, or give cause to any licensor of material Intellectual Property licensed to the Company or any of its Subsidiaries to terminate or otherwise impair the rights of the Company or any of its Subsidiaries pursuant to any such License Agreement.

Section 3.11.6 Neither the Company nor any Subsidiary has brought or threatened a claim against any Person (i) alleging infringement, misappropriation, dilution or any other violation of the Company Owned Intellectual Property or the Intellectual Property that is the subject of any License Agreement, or (ii) challenging any Person’s ownership or use of, or the validity, enforceability or registerability of, any Intellectual Property and, to the Knowledge of the Company, there is no reasonable basis for a claim regarding any of the foregoing.

Section 3.11.7 No current or former shareholder, partner, Director, officer, employee or contractor of Company or any Subsidiary (or any of their respective predecessors in interest) has or will have, after giving effect to the transactions contemplated by this Agreement, any legal or equitable right, title or interest in or to, or any right to use, directly or indirectly, in whole or in part, any of the Company Owned Intellectual Property.

Section 3.11.8 The Company and all Subsidiaries take reasonable measures to protect, where appropriate in the exercise of reasonable business judgment, the confidentiality of the Trade Secrets included in the Company Owned Intellectual Property, including, but not limited to, requiring its employees and, where appropriate, third Persons having access thereto to execute written agreements containing obligations of non-disclosure with respect to such Trade Secrets. To the Knowledge of the Company, no material Trade Secrets included in the Company Owned Intellectual Property have been disclosed or authorized to be disclosed to any third Person other than pursuant to a written agreement containing non-disclosure obligations that adequately protect Company’s and the applicable Subsidiaries’ proprietary interests in such Trade Secrets. To the Knowledge of the Company, no third Person that is a party to any agreement with the Company or any of its Subsidiaries containing obligations of non-disclosure with respect to such Trade Secrets is in breach or default thereof.

Section 3.11.9 The registered and material unregistered Trademarks included in the Company Owned Intellectual Property have not been abandoned by the Company, and any other material Trademarks are the subject of a pending application for registration that is based on the Company’s use of, or bona fide intent to use, such Trademarks. To the Knowledge of the Company, there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks, and the Company has adequately policed the Trademarks against third party infringement so as to maintain the validity of such Trademarks.

Section 3.11.10 Except as set forth on Schedule 3.11.10, all material Software covered by the Company Owned Intellectual Property was developed by either (i) employees of the Company within the scope of their employment, or (ii) independent contractors who have assigned all of their rights in such Software to the Company pursuant to a written agreement.

Section 3.12 Litigation. Except as set forth in Schedule 3.12 hereto and except with respect to matters relating to routine employment or the provision of goods and services in the ordinary course of business where the amounts at issue do not exceed $75,000 individually, (a) there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company, any of its Subsidiaries, or their respective properties or their respective Directors or corporate officers in their respective capacities as such or for which the Company or any Subsidiary is obligated to indemnify a third party, in the case of pending claims, before any Governmental Authority, (b) there is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing, against the Company, its Subsidiaries, their properties (tangible or intangible) or their officers or Directors in their respective capacities as such or for which the Company or any Subsidiary is obligated to indemnify a third party, in the case of pending claims, before any Governmental Authority, and (c) no Governmental Authority has provided the Company with written notice challenging or questioning the legal right of the Company or any Subsidiary to conduct its operations as conducted at that time or as presently conducted. Except as set forth in Schedule 3.12 hereto, neither the Company nor any of its Subsidiaries is subject to (i) any outstanding judgment, order, arbitration ruling or other finding or decree of any Governmental Authority (or arbitral body) or (ii) any settlement or similar agreement or written arrangement with ongoing obligations relating to a dispute with any third party, in each case other than matters relating to routine employment and the provisions of goods and services in the ordinary course of business where the amounts at issue do not exceed $75,000 individually.

Section 3.13 Compliance with Laws; Permits.

Section 3.13.1 The Company and each of its Subsidiaries is, and since January 1, 2001 has been, in compliance in all material respects with all Laws (other than Environmental Laws, which are addressed under Section 3.19) applicable thereto, except for any violations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect, including those applicable by virtue of a contractual relationship with a third party. Neither the Company nor its Subsidiaries is in violation of or in default under, and to the Knowledge of the Company, no event has occurred which, with the lapse of time or the giving of notice or both, would result in the material violation of or default under, the terms of any judgment, order, settlement or decree of any Governmental Authority. None of the Company nor any of its Subsidiaries is subject to reporting or registration under the Securities Exchange Act of 1934.

Section 3.13.2 Each of the Company and each Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority (other than Company Permits required under Environmental Laws, which are addressed under Section 3.19) necessary for the Company and each Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or any Ancillary Agreement or (C) result in a Company Material Adverse Effect.

Section 3.14 Taxes. Except as set forth in Schedule 3.14 hereto:

Section 3.14.1 The Company and its Subsidiaries have (a) duly and timely filed (or there has been filed on their behalf) with the appropriate Governmental Authorities all material Tax Returns (including all relevant elections associated with those Tax Returns) required to be filed by them, and all such Tax Returns are true, correct and complete, except for any error or omission that would not reasonably be expected to have a Company Material Adverse Effect and (b) timely paid all Taxes shown as due on such Tax Returns or have provided adequate reserves in accordance with GAAP, consistently applied, on the Company’s most recent audited Financial Statements for any taxes attributable to Tax Periods covered by such Tax Returns that have not been paid, whether or not shown as due on such Tax Returns.

Section 3.14.2 The Company and its Subsidiaries have complied in all material respects with all applicable Tax Laws relating to the payment and withholding of

Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code and employment withholding Taxes) and have, within the time and manner prescribed by Law, both registered for the purpose of each withholding Tax in the relevant territory or jurisdiction and withheld and paid over to the proper Governmental Authority all amounts required to be withheld and paid over under all applicable Tax Laws.

Section 3.14.3 There are no Liens for Taxes upon the assets or properties of the Company or any Subsidiary except for (a) statutory Liens for current Taxes not yet due and (b) Liens for Taxes being contested in good faith (to the extent that such Liens are set forth on Schedule 3.14.3 hereto);

Section 3.14.4 Neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year which has not since been filed, and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any Subsidiary;

Section 3.14.5 To the Knowledge of the Company or any of its Subsidiaries, no federal, state, local or foreign audits, reviews, or other Actions (“Audits”) exist or have been initiated that have not otherwise been closed with regard to any Taxes or Tax Returns of the Company or its Subsidiaries, and neither the Company nor any Subsidiary has received any written notice of such an Audit; provided, however, that solely for the purposes of this Section 3.14.5, Key Employees shall include the Company’s tax director and any state or international tax director;

Section 3.14.6 All Tax deficiencies which have been claimed, proposed or asserted against the Company or any Subsidiary by any Governmental Authority have been fully paid or are being contested in good faith. No issue has been raised by any Governmental Authority in any current or prior Audit which, by application of the same principles, would reasonably be expected to result in a proposed deficiency for any subsequent Tax Period.

Section 3.14.7 Neither the Company nor any Subsidiary (a) is required to include in income in any taxable period ending after the Closing Date any adjustment pursuant to Section 481(a) of the Code, by reason of any voluntary or involuntary change in accounting method (nor has any Governmental Authority proposed any such adjustment or change of accounting method); (b) has made an election, or is required, to treat any of its assets as tax-exempt bond financed property or tax-exempt use property under Section 168 of the Code or any comparable provision of foreign, state or local law; or (c) has filed a consent pursuant to former Section 341(f) of the Code for (or any corresponding provision of state or local law) or agreed to have former Section 341(f) of the Code (or any corresponding provision of state or local law) applied to the disposition of any asset.

Section 3.14.8 No power of attorney has been granted by or with respect to the Company or any Subsidiary with respect to any matter relating to Taxes;

Section 3.14.9 Neither the Company nor any Subsidiary is a party to any agreement, contract or arrangement that will result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and no action by the Company or any subsidiary, whether pursuant to this Agreement or otherwise shall result in the making of any such payment;

Section 3.14.10 Neither the Company nor any Subsidiary has requested or received a ruling or determination from any Governmental Authority or signed a closing or other agreement with any Governmental Authority, in either case with respect to Taxes;

Section 3.14.11 Neither the Company nor any Subsidiary is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement (collectively, “Tax Indemnification Agreements”); as of the date of this Agreement, the Company has no Knowledge of any potential Liability to any Person as a result of, or pursuant to, any such Tax Indemnification Agreement, including any Tax Indemnification Agreement set forth on Schedule 3.14;

Section 3.14.12 The Company has previously delivered or made available to the Parent true, correct and complete copies of (a) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Authority relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company or any Subsidiary, (b) all United States federal Tax Returns, and those state, local and foreign Tax Returns filed by the Company or any Subsidiary (or, in each case, on its behalf) for tax periods ending on or after December 31, 2001 and (c) all closing agreements entered into by the Company or any Subsidiary with any Governmental Authority with respect to Taxes; the Company will deliver to the Parent all materials with respect to the foregoing for all matters arising after the date hereof;

Section 3.14.13 Neither the Company nor any Subsidiary has any Liability for Taxes of another Person (other than the affiliated group of which the Company is now the common parent) under Section 1.1502-6 of the Treasury regulations promulgated under the Code (the “Treasury Regulations”) or any similar provision under state, local or foreign Law, by contract or otherwise;

Section 3.14.14 Neither the Company nor any Subsidiary has any deferred intercompany gain or loss arising as a result of a deferred intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations (or similar provision under state, local or foreign Law) or any excess loss account under Section 1.1502-19 of the Treasury Regulations (or similar provision of state, local or foreign Law);

Section 3.14.15 Since the date of the most recent Financial Statement, neither the Company nor any Subsidiary has incurred any Liability for Taxes other than in the ordinary course of business;

Section 3.14.16 No claim has been made, nor is it reasonably expected that a claim will be made, by a Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns to the effect that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction;

Section 3.14.17 The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

Section 3.15 Insurance. Schedule 3.15 hereto sets forth a true, correct and complete list of all material insurance policies or binders maintained by or for the benefit of the Company, its Subsidiaries and its Directors, officers, employees or agents. The Company has delivered or made available to the Parent true, correct and complete copies of such policies and binders. Except as set forth in Schedule 3.15 hereto, (a) all such policies or binders are in full force and effect and no premiums due and payable thereon are delinquent, (b) there are no pending material claims against such insurance policies or binders by the Company or any

Subsidiary as to which the insurers have denied Liability, (c) the Company and its Subsidiaries have complied in all material respects with the provisions of such policies and (d) there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by the Company or any Subsidiary to its insurers. Except as set forth in Schedule 3.15 hereto, the insurance coverage provided by such policies or insurance will not terminate or lapse by reason of the transactions contemplated by this Agreement and, following the Closing Date, the Company and its Subsidiaries will continue to be covered under such policies for events occurring prior to the Closing Date. Except as set forth in Schedule 3.15 hereto, no such policy provides for or is subject to any currently enforceable retroactive rate or premium adjustment or loss sharing arrangement arising wholly or partially out of events arising prior to the date hereof. The Company and its Subsidiaries maintain insurance coverage with reputable insurers, or maintain self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Subsidiaries, respectively (taking into account the cost and availability of such insurance). Schedule 3.15 sets forth a list of all claims (other than insurance claims made by or for the benefit of employees) submitted to insurers during the past 18-month period ending February 29, 2004.

Section 3.16 Employee Benefit Plans.

Section 3.16.1 Schedule 3.16.1 hereto contains a true, correct and complete list of each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity or equity-based compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare plan,” fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension plan,” fund or program (within the meaning of Section 3(2) of ERISA); each employment, “change in control”, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is, or was within the past six years, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary (the “Employee Plans”); provided that with respect to Employee Plans established or maintained primarily for employees or former employees working outside the United States only material Employee Plans are listed. “Former Employee Plan” shall mean any Employee Plans which are not currently, but were within the past six years, maintained by the Company or any Subsidiary notwithstanding that such plans are not listed on Schedule 3.16.1. Except as set forth in Schedule 3.16.1, neither the Company nor any Subsidiary or ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional material employee benefit plan or modify or change, in any material way, any existing Employee Plan that would affect any employee or former employee of the Company or any Subsidiary and no condition exists which would prevent the Company or a Subsidiary from terminating any Employee Plan (other than an Employee Plan required to be maintained under applicable Law) without liability to the Company or a Subsidiary (other than for benefits accrued at the time of such termination), except to the extent limited by Law.

Section 3.16.2 With respect to each Employee Plan, the Company has heretofore delivered or made specifically available to the Parent a current, true, correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof (including any amendments thereto) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter; (iii) any summary plan descriptions or other reports and summaries required under ERISA or the Code; (iv) any material written communication (or a description of any material oral communications) to participants concerning the Employee Plans; and (v) for the two most recent years for which such documents are available, the Form 5500 and attached schedules, audited financial statements, actuarial valuation reports and any attorney’s response to any auditor’s request for information. Each Employee Plan and Former Employee Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be “qualified” by the Internal Revenue Service and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to affect such qualified status. Each Employee Plan and Former Employee Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

Section 3.16.3 None of the Employee Plans or Former Employee Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA (a “Multiemployer Plan”), nor is or was any Employee Plan or Former Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such Liability. Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to or has an obligation to contribute to, or has at any time sponsored, maintained, contributed to or had an obligation to contribute to, any Multiemployer Plan or any pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA.

Section 3.16.4 Neither the Company or any Subsidiary, any Employee Plan, any Former Employee Plan, any trust created thereunder, nor, to the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Employee Plan, any Former Employee Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Employee Plan or any Former Employee Plan or any such trust could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code. To the Knowledge of the Company, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Employee Plan or any Former Employee Plan that could result in any material liability to the Company or an ERISA Affiliate.

Section 3.16.5 Except as set forth on Schedule 3.16.5, each Employee Plan and Former Employee Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code, and all contributions required to be made under the terms of any of the Employee Plans or any Former Employee Plan as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Company Financial Statements except for any failure to do so which would not result in any material liability to the Company or an ERISA Affiliate.

Section 3.16.6 No Employee Plan or Former Employee Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

Section 3.16.7 The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits due any such employee or officer or (iii) prevent the Company or any Subsidiary from amending or terminating any Employee Plan or Former Employee Plan.

Section 3.16.8 There are no pending or, to the Knowledge of the Company, threatened or anticipated claims by or on behalf of any Employee Plan or Former Employee Plan, by any employee or beneficiary covered under any such Employee Plan or Former Employee Plan with respect to such plan, or otherwise involving any such Employee Plan or Former Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine claims for benefits).

Section 3.16.9 With respect to each Employee Plan and Former Employee Plan that is subject to the Law of any jurisdiction outside the United States (each, a “Foreign Benefit Plan”):

(a) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been timely made in all material respects, or, if applicable, accrued, in accordance with applicable accounting practices;

(b) the fair market value of the assets of each funded Foreign Benefit Plan, the Liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of December 31, 2003, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations;

(c) the Foreign Benefit Plan has been maintained in all material respects in accordance with all applicable Laws and, if intended to qualify for special tax treatment, the Foreign Benefit Plan meets all requirements for such treatment, except for any failure to do so which would not result in any material liability to the Company; and

(d) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities.

Section 3.17 Employees. Except as set forth in Schedule 3.17 hereto:

Section 3.17.1 There is no:

(a) collective bargaining agreement or any other agreement, whether in writing or otherwise, with any labor organization, union, group or association applicable to the employees of the Company or any of its Subsidiaries;

(b) unfair labor practice complaint pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries before the National Labor Relations Board or any other federal, state local or foreign agency;

(c) pending or, to the Knowledge of the Company, threatened or affecting the Company or its Subsidiaries, strike, slow-down, work stoppage, lockout or other collective labor Action or dispute by or with respect to any employees of the Company or any Subsidiary; or

(d) pending or, to the Knowledge of the Company, threatened representation question or union or labor organizing activities with respect to employees of the Company or any Subsidiary.

Section 3.17.2 During the past three years, neither the Company nor any of its Subsidiaries have effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries; nor has the Company or its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. The employees of the Company or its Subsidiaries have not suffered an “employment loss” (as defined in the WARN Act) since three months prior to the date of this Agreement.

Section 3.17.3 The Company and its Subsidiaries have at all times and in all material respects properly classified each of their respective employees as employees and each of their independent contractors as independent contractors, as applicable, and no indication has been received from any Governmental Authority that such contractors would be considered employees for employment law or tax purposes at any time.

Section 3.17.4 The Company and its Subsidiaries have at all times and in all material respects paid their respective employees in conformance with applicable federal, state, local and foreign wage and hour laws. There are not presently pending, or to the Knowledge of the Company threatened, any claims with respect to working hours or the payment of wages, overtime or any other form of employee compensation.

Section 3.17.5 The Company and its Subsidiaries do not, formally or informally, have a custom or practice of paying ex-gratia severance payments to employees, except as disclosed on Schedule 3.17.5.

Section 3.18 Personal Property; Assets. Schedule 3.18 hereto sets forth a true, correct and complete list of all equipment and fixtures (a) purchased by the Company and its Subsidiaries since December 31, 2003, and (b) owned by third Persons, including any customers of the Company and its Subsidiaries, and used by the Company and its Subsidiaries in their business other than pursuant to Personal Property Leases. Except as set forth in Schedule 3.18(a) hereto, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in or right to use by license or otherwise, the properties and assets used by it on or immediately prior to the date hereof (collectively, the “Assets”), free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable and (ii) Liens that are not material to the value of the properties or assets encumbered and that do not impair in any material respect the current use or operation or value of such properties and assets. Except as set forth in Schedule 3.18(b) hereto, the Assets include or will include as of the Closing Date, without limitation, all personal property, both tangible and intangible (including all Company Owned Intellectual Property and all Intellectual Property used by the Company and its Subsidiaries pursuant to License Agreements), necessary to conduct the business of the Company and its Subsidiaries in all material respects as conducted by the Company and its Subsidiaries on or immediately prior to the date hereof.

Section 3.19 Environmental Matters.

Section 3.19.1 Except as set forth in Schedule 3.19 hereto, the Company and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor its Subsidiaries has received any written communication, whether from a Governmental Authority, citizens groups, employee or otherwise, alleging that the Company or its Subsidiaries is not in such compliance, and there are no past or present

Actions, activities, circumstances conditions, events or incidents that may prevent or interfere with such compliance in the future. All material permits and other governmental authorizations currently held by the Company and its Subsidiaries pursuant to applicable Environmental Laws are identified in Schedule 3.19.1 hereto.

Section 3.19.2 Except as set forth in Schedule 3.19.2 hereto, there is no Environmental Claim pending or threatened against the Company or its Subsidiaries or, to the Knowledge of the Company, against any Person whose Liability for any Environmental Claim the Company or its Subsidiaries has or may have retained or assumed either contractually or by operation of Law which would, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.19.3 Except as set forth in Schedule 3.19.3 hereto, there are no past or present Actions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release, threatened Release or presence of any Hazardous Material which reasonably would be expected to form the basis of an Environmental Claim against the Company, or to the Knowledge of the Company, against any Person whose Liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of Law other than those of which the Company, as of the date hereof, does not have Knowledge and which would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.20 Customers. Schedule 3.20 hereto sets forth a list of the top twenty customers of the Company and its Subsidiaries based on revenues for the fiscal year ended December 31, 2003 and identifies those customers for whom the Company holds consigned inventory.

Section 3.21 Inventory. Except as set forth in Schedule 3.21 hereto, all inventory of the Company and its Subsidiaries reflected on the Current Balance Sheet consisted, and substantially all such inventory acquired since February 29, 2004 consists, of a quality and quantity reasonably expected to be usable and salable in the ordinary course of business, net of any reserves and amounts subject to sunset salebacks to customers. Except as disclosed in the notes to the Financial Statements or in Schedule 3.21 hereto, all items included in the inventory of the Company are the property of the Company or a Subsidiary free and clear of any Lien, have not been pledged as collateral, are not held by the Company or a Subsidiary on consignment from others and conform in all material respects to all standards applicable to the use or sale of such inventory imposed by Governmental Authorities.

Section 3.22 Fees. Except for Goldman, Sachs & Co., there is no investment banker, broker, finder, intermediary or other Person (other than lawyers and accountants) with whom the Company has any understanding or arrangement who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 3.23 Related-Party Transactions. Except as set forth in Schedule 3.23 hereto and other than advances to employees in the ordinary course for travel and similar reimbursable expenses consistent with Company policy, no Key Employee, officer or Director of the Company or any Subsidiary or member of his or her immediate family is currently indebted to the Company or any Subsidiary. Except as set forth in Schedule 3.23 hereto, to the Knowledge of the Company, as of the date hereof none of such persons has any direct or indirect ownership interest in any firm or corporation with which the Company or any Subsidiary is affiliated or with which the Company or any Subsidiary has a business relationship, or any firm or corporation that competes with the Company or any Subsidiary except, in any of such cases, for up to a one-percent interest in any corporation with shares that are publicly traded. Except as set forth in Schedule 3.23 hereto, no Key Employee, officer or Director of the Company or any Subsidiary and no member of the immediate family of any Key Employee, officer or Director of the Company or any Subsidiary is directly or indirectly interested in any Material Contract with the Company or any Subsidiary or has or claims to have any interest in the Intellectual Property of the Company and its Subsidiaries.

Section 3.24 Foreign Corrupt Practices Act. To the Knowledge of the Company, none of the Company or its Subsidiaries or any of their respective Directors, officers, agents or employees or (solely in respect of the Company and its Subsidiaries) Parent or Merger Sub has in the past three years (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

Section 3.25 Acquisitions. Schedule 3.25 hereto sets forth each acquisition, by means of asset purchase, merger, consolidation or other similar transaction, of a Person or business by any of the Company or its Subsidiaries (each, an “Acquisition”): (a) the identities of the selling parties in such Acquisition, (b) the Liabilities or obligations incurred with respect to such Acquisition that are outstanding or contingent as of the date hereof, and (c) the existence, if any, of outstanding disputes between the Company or any of its Subsidiaries, on the one hand, and one or more of the selling parties in such Acquisition, on the other hand, which relate to the Acquisition.

Section 3.26 International Trade Laws.

Section 3.26.1 Except as disclosed on Schedule 3.26.1, none of the Company or any of its Subsidiaries or any Key Employees has any reasonable basis for believing that, in the past five (5) years, any of the foregoing Persons has taken any action or made any omission in violation of, or that would reasonably be expected to cause the Company or any of its Subsidiaries to be in violation of, any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation: the Arms Export Control Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Export Administration Act, the 1930 Tariff Act and other U.S. customs laws, the Foreign Corrupt Practices Act, the Export Administration Regulations, the International Traffic in Arms Regulations, the Office of Foreign Assets Control Regulations, the U.S. Customs Regulations, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Authority issued pursuant thereto (collectively, the “International Trade Laws”), except in each case for actions, omissions or violations that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 3.26.2 Except as disclosed on Schedule 3.26.2, none of the Company or any of its Subsidiaries or any Key Employees has any reasonable basis for believing that, in the past five (5) years, the Company or any of its Subsidiaries are or have been the subject of any investigation, complaint or claim of any violation of the International Trade Laws by any Governmental Authority, except in each case for violations that would not reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect.

Section 3.27 Disclosure Documents.

Section 3.27.1 The Proxy Statement, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, and (D) the Effective Time, will comply as to form in all material respects with the applicable requirements of all applicable Laws.

Section 3.27.2 The Proxy Statement, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting, and (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this (b) will not apply to statements or omissions included in the Proxy Statement based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

Section 3.28 Labor and Other Employment Matters.

Section 3.28.1 Except as disclosed on Schedule 3.28.1, each of the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours such that any individual claim would result in a Company Material Adverse Effect with the respective business activities of the Company or any Subsidiary. Except as disclosed on Schedule 3.28.1, none of the Company or any of its Subsidiaries is aware of any claimed or alleged liability for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). Except as disclosed on Schedule 3.28.1, there are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their current or former employees, which controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any Governmental Authority such that any individual claim would result in a Company Material Adverse Effect with the respective business activities of the Company or any Subsidiary. Except as disclosed on Schedule 3.28.1, to the Company’s Knowledge, no employee of the Company or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

Section 3.28.2 The Company has identified in Schedule 3.28.2 and has made available to Parent true and complete copies of (A) all agreements with directors, officers or employees of or consultants to the Company or any of its Subsidiaries committing the Company or any of its Subsidiaries to make severance payments in the event of termination and (B) all written severance programs and policies of the Company and each of its Subsidiaries with or relating to its employees.

Section 3.28.3 There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against any Employee Plans, any fiduciaries thereof with respect to their duties to the Employee Plans or the assets of any of the trusts under any of the Employee Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

Section 3.29 Tax Treatment. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of the Company’s Affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.30 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock or other equity interests of the Company necessary to approve the Merger.

Section 3.31 Subsidies. Except as set forth on Schedule 3.31, the Company does not, and in fiscal year 2003 did not, enter into a factoring or discounting arrangement with a third party with respect to accounts receivable from the Company’s top twenty customers based on revenues for fiscal year 2003.

Article 4.

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company and the Company Stockholders as follows:

Section 4.1 Organization and Qualification; Subsidiaries. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent’s Restated Certificate of Incorporation, as amended (the “Parent Certificate”) and Restated By-laws, as amended (the “Parent By-laws”) that are listed as exhibits to Parent’s Form 10-K for the year ended July 31, 2003 are complete and correct copies thereof as in effect on the date hereof, and there has been no amendment thereto since such date. Parent is not in violation of any of the provisions of the Parent Certificate or Parent By-laws.

Section 4.3 Capitalization. The authorized capital stock of Parent consists of 1,400,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the “Parent Preferred Stock”). As of March 18, 2004, (A) 401,286,091 shares of Parent Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Parent Common Stock were held in the treasury of Parent or any of its Subsidiaries, and (C) 17,404,477 shares of Parent Common Stock were issuable (and such number was reserved for issuance) upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding as of such date. As of March 18, 2004, no shares of Parent Preferred Stock were issued or outstanding. As of March 18, 2004, except for Parent Options to purchase not more than 17,404,477 shares of Parent Common Stock, agreements or arrangements described in the Parent SEC Filings, there were no options, warrants or other rights to purchase capital stock of Parent, or securities convertible into or exchangeable for such capital stock or obligating Parent to issue or sell any shares of capital stock, or securities convertible into or exchangeable for such capital stock of Parent. The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive rights.

Section 4.4 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement and each Ancillary Agreement to be consummated by it. Each of (A) the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by each of Parent and Merger Sub and the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and thereby and (B) the issuance of shares of Parent Common Stock in accordance with the Merger, have been duly and validly authorized by all necessary corporate action (including approval by Parent as sole stockholder of Merger Sub), and no other corporate proceedings on the part of Parent and Merger Sub and no other stockholder votes are necessary to authorize this Agreement or any such Ancillary Agreement or to consummate the transactions contemplated hereby or thereby. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party have been duly authorized and validly executed and delivered by Parent and Merger Sub, as applicable, and constitute a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

Section 4.5 No Conflict; Required Filings and Consents.

Section 4.5.1 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance thereof by Parent and Merger Sub will not, (A) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Parent or Merger Sub, (B) assuming that all consents, approvals, authorizations, permits, filings and notifications described in Section 4.5.2 have been obtained or made, and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other Subsidiary of Parent or by which any property or asset of Parent, Merger Sub or any of Parent’s Subsidiaries is bound or affected or (C) result in any breach of, any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any of Parent’s Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (1) prevent or materially delay consummation of the Merger, (2) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (3) have a Parent Material Adverse Effect.

Section 4.5.2 The execution and delivery of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party do not, and the performance hereof and thereof by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other person, except (A) under the Exchange Act, the Securities Act, any applicable Blue Sky Laws, the rules and regulations of NASDAQ, and filing and recordation of the Certificate of Merger as required by the DGCL and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially delay consummation of the Merger, (y) otherwise prevent or materially delay performance by Parent or Merger Sub of any of their material obligations under this Agreement or any Ancillary Agreement or (z) have a Parent Material Adverse Effect. The execution and delivery of this Agreement and each Ancillary Agreement to which Parent and/or Merger Sub is a party do not, and the performance hereof and thereof by Parent and/or Merger Sub will not, require a vote of the Parent’s stockholders pursuant to the applicable rules and regulations of NASDAQ.

Section 4.6 Litigation. (A) There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent or Merger Sub, threatened in writing, against Parent or Merger Sub (including, without limitation, by or before any Governmental Authority), and (B) neither Parent nor Merger Sub is subject to any outstanding order, writ, judgment, injunction or decree of any or Governmental Authority which, in the case of (A) or (B): (i) would, individually or in the aggregate, reasonably be expected to prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Merger; or (ii) would be required to be disclosed in response to Item 103 of Regulation S-K under the Securities Act that has not been so disclosed in the Parent SEC Filings filed prior to the date of this Agreement.

Section 4.7 SEC Filings; Financial Statements.

Section 4.7.1 Parent has timely filed all registration statements, prospectuses, forms, reports and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since July 31, 2000 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (A) as of its date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.7.2 Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the consolidated financial position of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments.) The books and records of Parent have been, and are being, maintained in accordance with applicable legal and accounting requirements.

Section 4.8 Disclosure Documents.

Section 4.8.1 The Registration Statement, the Proxy Statement, and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting and (D) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

Section 4.8.2 The Registration Statement, and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time of the Company Stockholders’ Meeting and (D) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.8.2 will not apply to statements or omissions included in the Registration Statement, or any Other Filings based upon information furnished in writing to the Parent or Merger Sub by the Company specifically for use therein.

Section 4.9 Absence of Certain Changes . Except as set forth in the Parent SEC Filings filed through the date of this Agreement, since July 31, 2003, the Parent has conducted its business in the ordinary course, consistent with past practice, and there has not been:

(a) any event, occurrence or development which would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect other than developments generally in the industries in which Parent operates its business, provided that such developments have not disproportionately affected the Parent or any of its Subsidiaries individually or taken as a whole;

(b) any event or development that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance of this Agreement or any of the Ancillary Agreements by Parent; or

(c) any action taken by Parent or any of its Subsidiaries during the period from August 1, 2003 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

Section 4.10 Tax Matters. None of Parent, any Subsidiary of Parent or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.11 Ownership of Merger Sub; No Prior Activities.

Section 4.11.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.11.2 All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

Section 4.11.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement or any Ancillary Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.12 Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Article 5.

Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Schedule 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing, the Company will, and will cause each of its Subsidiaries to, (A) conduct its operations only in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers and Key Employees of the Company and each of its Subsidiaries and to preserve the current relationships of the Company and each of its Subsidiaries with such of the customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Schedule 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of NASDAQ), and shall not permit any Subsidiary of the Company to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent:

Section 5.1.1 amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

Section 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Capital Securities in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Capital Securities, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Capital Securities or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries, other than the issuance of additional (i) options granted to non-executive employees pursuant to Company Stock Option Plans in existence on the date of this Agreement in a manner consistent with past practice, (ii) warrants to purchase shares of Company Common Stock contemplated by agreements existing as of the date of this Agreement, and (iii) shares of Company Common Stock issuable upon the exercise of Company Options and/or warrants to purchase shares of capital stock of the Company outstanding as of the date of this Agreement in accordance with their terms, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property) of the Company or any of its Subsidiaries, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice.

Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company or issuance of additional warrants to purchase shares of Company Common Stock contemplated by agreements existing as of the date of this Agreement) or enter into any agreement with respect to the voting of its capital stock;

Section 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Capital Securities or other securities;

Section 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets budgeted for in the Company’s budget for the fiscal year ending December 31, 2004 as disclosed to Parent prior to the date hereof (the “2004 Budget”) or in the ordinary course of business consistent with past practice that is individually not in excess of $250,000 or in the aggregate, not in excess of $1,000,000 for the Company and its Subsidiaries taken as a whole; (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money; provided that the Company and its Subsidiaries may incur indebtedness for borrowed money under revolving credit lines pursuant to lending agreements existing as of the date of this Agreement so long as the Company’s Net Debt does not exceed $80,000,000; (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice; (D) make or authorize any capital expenditure in excess of the 2004 Budget, other than capital expenditures that are not, in the aggregate, in excess of $500,000 for the Company and its Subsidiaries taken as a whole; or (E) with respect to clauses (A) and (B) above, enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

Section 5.1.6 except as may be required by contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement as disclosed in Schedule 3.28.2 of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its directors, officers or employees (except for increases in accordance with past practices in salaries or wages of non-officer employees of the Company or any of its Subsidiaries which are not across-the-board increases unless required pursuant to an agreement in existence on the date of this Agreement or collective bargaining or similar agreements to which the Company is subject); (B) grant any rights to severance or termination pay to, or enter into any agreement to provide severance benefits with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except for the issuance of new stock options to new, non-executive employees in the ordinary course of business consistent with past practice, or to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Employee Plans.

Section 5.1.7 (A) pre-pay any long-term debt in an amount not to exceed $50,000 in the aggregate for the Company and its Subsidiaries taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except for borrowings under revolving credit lines existing as of the date of this Agreement in the ordinary course of business consistent with past practice and in accordance with their terms, (B) fail to collect notes or accounts receivable in the ordinary course of business consistent with past practice or enter into a factoring or discounting arrangement with a third party with respect to accounts receivable, (C) fail to pay any account payable in the ordinary course of business consistent with past practice, or (D) vary the Company’s inventory practices in any material respect from the Company’s past practices;

Section 5.1.8 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Authority;

Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

Section 5.1.10 make any material tax election or settle or compromise any material liability for Taxes;

Section 5.1.11 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Section 5.1.12 adopt or implement any stockholder rights plan;

Section 5.1.13 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

Section 5.1.14 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and its Subsidiaries taken as a whole, except for depreciation and amortization in accordance with GAAP consistently applied and any write-offs of inventory or accounts receivable that do not exceed $200,000 individually or $500,000 in the aggregate.

Section 5.1.15 take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL, or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares any person or entity (other than Parent, Merger Sub or any of Parent’s Subsidiaries) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

Section 5.1.16 open or close, or enter into an agreement to open or close, any facility or office except as disclosed on Schedule 5.1.16;

Section 5.1.17 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied;

Section 5.1.18 fail to be in material compliance with the terms of instruments evidencing indebtedness incurred by the Company;

Section 5.1.19 allow any insurance policy relating to the Company’s business to lapse without obtaining replacement insurance coverage of comparable amount at similar cost;

Section 5.1.20 enter into any contract which contains any non-compete or exclusivity provisions with respect to any customer, line of business or geographic area with respect to the Company, any of its Subsidiaries or any of the Company’s current or future affiliates, or which restricts the conduct with respect to any customer, of any line of business by the Company, any of its Subsidiaries or any of the Company’s current or future affiliates or any geographic area in which the Company, any of its Subsidiaries or any of the Company’s current or future affiliates may conduct business, or which otherwise restricts operation of the Company’s business, in each case in any material respect, in each case other than non-compete agreements signed by employees incident to their employment by the Company or any of its Subsidiaries;

Section 5.1.21 take any formal action or grant any consent or approval concerning any joint venture outside the ordinary course of business consistent with past practice; or

Section 5.1.22 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2 Conduct of Business by Parent Pending the Closing. Except as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law or any stock exchange regulations applicable to the Parent), between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company:

Section 5.2.1 amend or otherwise change the Parent Certificate or Parent By-laws or equivalent organizational documents in a manner that adversely affects the rights of holders of Parent Common Stock (except for a reverse stock split as previously approved by the stockholders of Parent);

Section 5.2.2 declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent’s capital stock (other than regular quarterly cash dividends);

Section 5.2.3 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a Governmental Authority;

Section 5.2.4 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

Section 5.2.5 authorize or undertake any acquisitions of another company (whether by way of merger, consolidation, stock purchase, asset purchase or otherwise) in a manner that would be reasonably likely to delay the effectiveness of the Registration Statement due to a requirement to include financial statements for the acquired assets or company in the Registration Statement or authorize or undertake any equity financing intended primarily to raise capital for Parent;

Section 5.2.6 take any action that is intended or could reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied, except, in every case, as may be required by applicable Law; or

Section 5.2.7 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.3 Cooperation. The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger, and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.4 Registration Statement; Proxy Statement.

Section 5.4.1 As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with approving the Merger (together with any amendments thereof or supplements thereof, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use all reasonable efforts to respond to any comments made by the SEC with respect to the Registration Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement (and a copy of the prospectus contained within the Registration Statement if the Proxy Statement is not included in the Registration Statement) to stockholders. The Proxy Statement shall (subject to the last sentence of Section 5.7.3 hereof) include the recommendation of the Board of Directors of the Company ( the “Company Board”) that adoption of the Agreement by the Company’s stockholders is advisable and that the Company Board has determined that the Merger is fair and in the best interests of the Company’s stockholders.

Section 5.4.2 Subject to the last sentence of Section 5.7.3 hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to press releases made in compliance with Section 5.11 of this Agreement) to the Proxy Statement, the Registration Statement or any Other Filings will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement, the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.4.3 If at any time prior to the Effective Time, any event relating to Parent, the Company or any of its Subsidiaries, or any of their respective officers, directors of affiliates should be discovered by one party which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filing, such party shall promptly inform the other party. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respect with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

Section 5.4.4 The Registration Statement also shall register for resale the shares of Parent Common Stock received in the Merger by each stockholder of the Company that is a party to the Transfer Agreement (with respect to shares of Parent Common Stock subject to the Transfer Agreement) and the Stockholder Representative (with respect to shares of Parent Common Stock held in the Escrow Fund) (such stockholders and the Stockholder Representative, the “Covered Persons”) upon the terms set forth in the Transfer Agreement. If required by applicable law, rules or regulations, or if deemed desirable by Parent, after the Effective Time, Parent shall file a post-effective amendment on Form S-3 to the Registration Statement (the “S-3 Amendment”), which shall include a resale prospectus for the Covered Persons of the number of shares of Parent Common Stock received by them in the Merger and held in the Escrow Fund, and Parent shall keep the S-3 Amendment effective until the earliest of: (i) 270 days following the Effective Time, (ii) the date of final sale by the Covered Persons of all shares of Parent Common Stock registered on the S-3 Amendment (“Registrable Resale Shares”) or (iii) the date upon which all Covered Persons’ Registrable Resale Shares become saleable without registration pursuant to Rule 145 under the Securities Act.

Section 5.5 Company Stockholders’ Meeting. The Company shall call and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) as promptly as practicable (but not before 21 days after the effectiveness of the Registration Statement) for the purpose of voting upon the approval of the Merger, and the Company shall use its best efforts to hold the Company Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective.

Section 5.6 Access to Information; Confidentiality.

Section 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any of its Subsidiaries is a party (which such person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries and each of their respective officers, employees, accountants and legal counsel (collectively, the “Company Representatives”) to (A) provide to Parent and Merger Sub and their respective officers, employees, accountants and legal counsel (collectively, the “Parent Representatives”) access, at reasonable times upon 72 hours prior notice to, and with coordination through, the Chief Executive Officer, Chief Financial Officer or general counsel of the Company, to the officers, employees, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request. No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

Section 5.6.2 With respect to the information disclosed pursuant to Section 5.6.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement previously executed by the Company and Parent (the “Confidentiality Agreement”).

Section 5.7 No Solicitation of Transactions.

Section 5.7.1 None of the Company or any of its Subsidiaries shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the approval of the stockholders of the Company of the Merger, the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise be reasonably likely to constitute a breach of the directors’ fiduciary duties to stockholders, the Company may, in response to a Superior Proposal and subject to the Company’s compliance with Section 5.7.2 (x) furnish information with respect to the Company and its Subsidiaries to the person making such Superior Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent and (y) participate in discussions or negotiations with respect to such Superior Proposal. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

Section 5.7.2 The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it, shall furnish to Parent a copy of any such proposal or inquiry, if it is in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

Section 5.7.3 Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the “Company Recommendation”) and the matters to be considered at the Company Stockholders’ Meeting, (B) other than the Merger, approve or recommend, or propose publicly or to its stockholders to approve or recommend, any Acquisition Proposal or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Nothing contained in this Section 5.7 shall prohibit the Company from (x), if subject thereto, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (y), if the Company Board determines in good faith, after consultation with outside counsel, that it would otherwise be likely to constitute a breach of its fiduciary duty to stockholders, from withdrawing or modifying its recommendation of the Merger no earlier than the second business day following the day of delivery of written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement.

Section 5.8 Appropriate Action; Consents; Filings.

Section 5.8.1 The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and each Ancillary Agreement as promptly as practicable, (B) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and each Ancillary Agreement and the Merger required under (i) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (ii) the HSR Act, (iii) the EC Merger Regulations, (iv) any other applicable Antitrust Laws and (v) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.8.1 shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement and each Ancillary Agreement.

Section 5.8.2 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents (A) necessary to consummate the transactions contemplated in this Agreement and each Ancillary Agreement, (B) required to be disclosed in the Company Disclosure Schedule, (C) reasonably requested by Parent, or (D) otherwise referenced in Section 6.1.4 or Section 6.2.3, in each case other than customer contracts which do not contain minimum purchase obligations. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use reasonable efforts, and shall take reasonable actions to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.8.3 From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any of its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company or any of its Subsidiaries, which in either case would reasonably be expected to result in a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

Section 5.9 Letters of Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent a comfort letter from the Company’s independent public accountants, one dated the date on which the Registration Statement shall become effective and one dated a date within two business days before the Effective Time, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants.

Section 5.10 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied, or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement or any Ancillary Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement or any Ancillary Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice, except as provided in Section 7.1.9.

Section 5.11 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with NASDAQ.

Section 5.12 NASDAQ Listing. Parent shall promptly prepare and submit to NASDAQ and any other applicable stock exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.13 Employee Benefit Matters. With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any of its Subsidiaries (the “Parent Benefit Plans”) in which any director, officer or employee of the Company or any of its Subsidiaries (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize, to the extent recognized under the applicable Employee Plan, all service of the Company Employees with the Company or any of its Subsidiaries (and predecessor entities), as the case may be, for purposes of vesting, eligibility for entitlement to and accrual of benefits, in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time; provided, however, that no service shall be recognized to the extent that such recognition would result in a duplication of benefits or benefit accrual.

Section 5.14 Indemnification of Directors and Officers.

Section 5.14.1 Parent and the Surviving Corporation agree that the indemnification obligations set forth in the Company’s Certificate of Incorporation and Company by-laws shall survive the Merger (and, prior to the Effective Time, Parent shall cause the Certificate of Incorporation and by-laws of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any of its Subsidiaries or who served at the request of the Company or any of its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law. Parent agrees to cause the Surviving Corporation to comply with and satisfy, or Parent shall itself comply with and satisfy, the indemnification obligations contained in the certificate of incorporation and by-laws of the Surviving Corporation.

Section 5.14.2 For six years from the Effective Time, the Surviving Corporation shall provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $320,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.14, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.14 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14).

Section 5.14.3 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

Section 5.15 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.16 Affiliate Letters. The Company shall, within five business days of the date hereof, deliver to Parent a list of names and addresses of those Persons, that to the knowledge of the Company, are or may be deemed to be as of the time of the Company Stockholders’ Meeting “affiliates” of the Company within the meaning of Rule 145 under the Securities Act and who own Company Common Stock. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company, as the case may be (unless, in the case of Parent, an opinion of outside counsel to the Company reasonably acceptable to Parent is provided to Parent that such Person is not an affiliate), as a Person who may be deemed to be such an affiliate; provided, however, that no such Person identified by Parent or the Company, as the case may be, shall remain on such list of affiliates if Parent or the Company, as the case may be, shall receive from the other party, on or before the date of the Company Stockholders’ Meeting, an opinion of outside counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall use reasonable best efforts to deliver or cause to be delivered to the other party, prior to the date of the Company Stockholders’ Meeting, from each such affiliate identified in the foregoing lists a letter dated as of the Company Stockholders’ Meeting in the form attached as Exhibit C hereto (collectively, the “Affiliate Letter”). Parent shall not be required to maintain the effectiveness of the Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger.

Section 5.17 Delivery of Financial Statements. For each fiscal quarter ending on or after March 31, 2004 and on or before the date that is 45 days following the end of the quarter, the Company shall cause to be delivered to Parent the Quarterly Unaudited Financial Information for such quarter together with an associated review report under SAS 100 without exception or qualification of PricewaterhouseCoopers LLP with respect thereto.

Section 5.18 Resignations; Transfer of Joint Venture Interests.

Section 5.18.1 The Company shall, and shall cause its affiliates to, use reasonable commercial efforts to cause (i) to be delivered to Parent duly signed resignations (effective at the Effective Time) of the Company’s and its affiliates’ designees on the board of directors (or similar governing body) of each joint venture of the Company, each of which is listed on Schedule 3.5.3, effective at the Effective Time, and (ii) transfer (effective at the

Effective Time) any equity interest in the joint ventures listed on Schedule 3.5.3 held by the designees of the Company and its affiliates to the boards of directors (or similar governing body) of such joint ventures to those individuals designated by the Parent.

Section 5.18.2 Parent shall use reasonable commercial efforts to cooperate with the Company with respect to the Company’s obligations under subclause (ii) of Section 5.18.1.

Section 5.18.3 The Company shall, and shall cause its affiliates to, use reasonable commercial efforts to cause any shares of any Subsidiary held by nominees to be transferred to a nominee designated by Parent, effective at the Effective Time.

Section 5.19 NASDAQ Letter. Promptly following the date of this Agreement, Parent shall undertake with the Company’s cooperation to obtain written confirmation from NASDAQ that the shares of Parent Common Stock subject to issuance pursuant to the options granted in substitution of Company Options pursuant to Section 2.4.3 of this Agreement (the “Substitute Option Shares”) will not be counted in the calculation of the maximum number of shares which may be issued in the Merger without obtaining approval of the stockholders of Parent pursuant to NASD Rule 4350. If such letter is not obtained at least fifteen trading days prior to the Company Stockholder Meeting, the Company and Parent agree that the Substitute Option Shares shall be deemed to count towards such limitation for purposes of calculating the Exchange Ratio, including without limitation, the limitation imposed in clause (y)(2) of the first proviso in Section 2.1.1.

Section 5.20 FIRPTA Certification. Prior to the Closing Date, the Company shall deliver to Parent either (i) notices from the Company, also delivered to the Internal Revenue Service, that the Company Common Stock are not a “U.S. real property interest” in accordance with the Treasury Regulations under Section 897 and 1445 of the Code, or (ii) certifications from the Company’s stockholders that they are not foreign persons in accordance with Treasury Regulations described under Section 1445 of the Code. If Parent does not receive either the notices or certifications described above on or before the Closing Date, Parent shall be permitted to withhold from the Purchase Price any required withholding tax under Section 1445 of the Code.

Section 5.21 Acquisition of Non-U.S. Company Subsidiaries. At any time prior to the tenth business day prior to the Closing Date, Merger Sub or its designee (which may be Parent or any of its Subsidiaries) shall have the option, in its sole discretion, to elect to purchase from International all or substantially all of the outstanding capital stock of one or more of the Company’s Subsidiaries that are organized under the laws of jurisdictions outside the United States of America in exchange for one or more promissory notes with an aggregate value equal to the fair market value of the Subsidiaries acquired. If Merger Sub or its designee makes such election, any such purchase or purchases shall occur on the Closing Date after all conditions to Parent’s obligations to close the transactions contemplated by this Agreement have been satisfied, and be effective immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, any purchases of Company Subsidiaries pursuant to such election shall be disregarded for all purposes of this Agreement, including, without limitation, determining the accuracy of Company and Subsidiary representations and warranties and determining the Section 2.1.5 Net Debt and Working Capital Adjustment. Notwithstanding the foregoing, the Company shall cooperate with Parent in completing any such stock purchase by seeking any consents, approvals or waivers, or making any such filings and furnishing any information required in connection therewith. No purchases pursuant to this Section 5.21 shall be permitted in the event that such purchase could reasonably be expected to cause the Merger to fail to be a reorganization under Section 368(a) of the Code.

Section 5.22 Retention Policy. Prior to the Effective Time, Parent shall adopt an employee retention incentive policy to grant restricted shares of Parent Company Stock to certain employees of the Company who continue to be employed by the Company or Parent on the first anniversary of the Effective Time. Parent and the Company’s current Chief Executive Officer shall mutually agree which employees of the Company will be eligible for such grants and how the shares will be allocated among them. The shares of Parent Common Stock issued pursuant to such grants shall be issued promptly following the Effective Time, with the number of shares issuable being equal to (i) $3,500,000 divided by (ii) the closing price of Parent Common Stock on the first trading day following the Effective Time. The shares issuable pursuant to such grants may be issued under any new or pre-existing plan of Parent, as Parent shall determine consistent with the foregoing. Notwithstanding anything herein to the contrary, no awards under the retention policy will be made to persons who may be disqualified individuals within the meaning of Section 280G of the Code.

Section 5.23 Reaudit of 2001 Financial Statements. Promptly following the date of this Agreement, the Company shall undertake to obtain a reaudit of the financial statements for the Company for the fiscal year ended December 31, 2001 that were previously audited by Arthur Andersen, and shall undertake reasonable best efforts to have it completed as soon as practicable following the date of this Agreement.

Section 5.24 Repayment of Director and Officer Loans. The Company shall permit the obligors on the loans described on Schedule 6.2.11 to repay the outstanding principal and accrued interest due under such loans on or before the Closing Date in cash or shares of Company Common Stock, at the option of the obligor under each such loan, with the value of shares of Company Common Stock being based on a value per share equal to the Closing Parent Common Stock Price multiplied by the Exchange Ratio.

Article 6.

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

Section 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

Section 6.1.2 Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Company Stockholders.

Section 6.1.3 No Order. No Governmental Authority, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated,

enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement or any Ancillary Agreement.

Section 6.1.4 Consents and Approvals. All consents, approvals and authorizations of any Governmental Authority set forth in Schedule 3.7 or required to be set forth in the related sections of the Company Disclosure Schedule shall have been obtained, in each case, without (A) the imposition of any material conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of any material funds by Parent or the Company to a third party in exchange for any such consent.

Section 6.1.5 Antitrust Laws. Any applicable waiting periods, together with any extensions thereof, under Antitrust Laws shall have expired or been terminated.

Section 6.1.6 Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.2.1 Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement and each Ancillary Agreement shall be true and correct (without regard to materiality qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only speak to that date), except as have not or would not reasonably be expected to have a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time, it being expressly understood that any violation of clause (B) of Section 5.1.5 shall be deemed material for purposes of the Section 6.2.2. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

Section 6.2.3 Consents and Approvals. All consents, approvals and authorizations listed on Schedule 6.2.3 shall have been obtained in each case, without (A) the imposition of any material conditions, (B) the requirement of divestiture of assets or property or (C) the requirement of expenditure of any material funds by Parent or the Company to a third party in exchange for any such consent.

Section 6.2.4 Accountant Letters. Parent shall have received from the Company a comfort letter of PricewaterhouseCoopers LLP, dated the date on which the Registration Statement shall become effective and a date within two business days before the Effective Time and addressed to Parent, in form and substance reasonably satisfactory to Parent and reasonably customary in scope and substance for comfort letters delivered by independent public accountants.

Section 6.2.5 Company Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Change.

Section 6.2.6 Court Proceedings. No action or claim shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement, (B) cause any of the transactions contemplated by this Agreement or any Ancillary Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

Section 6.2.7 Escrow Agreement. The Company and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 6.2.8 Dissenting Stockholders. The number of Dissenting Shares shall not exceed 3% of the total shares of Company Common Stock outstanding immediately prior to the Effective Time.

Section 6.2.9 Satisfaction of Loans. The loans outstanding which are described on Schedule 6.2.11 and related interest thereon shall have been repaid in cash or through the transfer of shares of Company Common Stock based upon a value per share equal to the Closing Parent Common Stock Price multiplied by the Exchange Ratio.

Section 6.2.10 Tax Opinion. Parent shall have received the opinion of Latham & Watkins LLP, dated the date of the Effective Time, to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Latham & Watkins LLP may require and rely upon reasonably requested representation letters of Parent and the Company in such form as is reasonably acceptable to Latham & Watkins LLP.

Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

Section 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement and each Ancillary Agreement shall be true and correct (without regard to materiality qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), except as have not or would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and each Ancillary Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of a responsible officer of Parent to that effect.

Section 6.3.3 Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

Section 6.3.4 Parent Material Adverse Change. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Change.

Section 6.3.5 Tax Opinion. The Company shall have received the opinion of Hale and Dorr LLP, dated the date of the Effective Time, to the effect that for federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, Hale and Dorr LLP may rely upon reasonably requested representation letters of Parent and the Company in such form as is reasonably acceptable to Hale and Dorr LLP.

Article 7.

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the Company Stockholders:

Section 7.1.1 By mutual written consent of Parent and the Company, by action of their respective Boards of Directors;

Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to November 30, 2004; provided further that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

Section 7.1.3 By either the Company or Parent if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or any Ancillary Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);

Section 7.1.4 By either Parent or the Company if the approval by the stockholders of the Company required for the consummation of the Merger or the other transactions contemplated hereby shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; provided that if this Agreement is then terminable pursuant to Section 7.1.5 by Parent, Company shall not have a right to terminate under this Section 7.1.4;

Section 7.1.5 By Parent if (A) the Company Board shall have withdrawn, or adversely modified, its recommendation of the Merger or this Agreement (or determined to do so); (B) the Company Board shall have failed upon Parent’s request, in response to notification by the Company pursuant to Section 5.7.2 that it has received an Acquisition Proposal containing a proposed acquisition price, to reconfirm its recommendation of the Merger or this Agreement (or determined to do so) within ten days after such request (or such shorter period of time as may exist between such request and the second business day preceding the Company Stockholders’ Meeting); (C) the Company Board shall have determined to recommend to the stockholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; (D) a tender offer or exchange offer that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Company Board fails to recommend that the stockholders of the Company not tender their shares in such tender or exchange offer; (E) any person (other than Parent or an affiliate of Parent) or group becomes after the date hereof the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; or (F) for any reason within its control the Company fails to call or hold the Company Stockholders’ Meeting by November 30, 2004;

Section 7.1.6 By the Company, if the Company Board determines to accept a Superior Proposal, but only after the Company (A) holds the Company Stockholders’ Meeting and has failed to obtain the stockholder approval required for consummation of the Merger and the other transactions contemplated hereby, provided, however, that the condition set forth in this clause (A) shall not apply if the Company is otherwise in compliance with its obligations under this Agreement and the Company Stockholders’ Meeting has not been held within sixty days (other than for failure of the stockholders to provide a quorum) after the Company Board has first notified Parent that it intends to withdraw or adversely modify its recommendation of the Merger in response to such Superior Proposal, and (B) fulfills its obligations under Section 7.2 hereof upon such termination (provided that the Company’s right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of Section 5.7);

Section 7.1.7 By Parent, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Change and such Company Material Adverse Change is not cured within 10 days after written notice thereof or if (A)(1) there shall be breached any covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is qualified as to materiality or Company Material Adverse Effect shall have become untrue, or (3) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 10 days after written notice thereof, and (C) such breach of misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; or

Section 7.1.8 By the Company, if since the date of this Agreement, there shall have been any event, development or change of circumstance that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Change and such Parent Material Adverse Change is not cured within 10 days after written notice thereof or if (A)(1) there shall be breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement or any Ancillary Agreement, (2) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Parent Material Adverse Effect shall have become untrue, or (3) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect,

(B) such breach or misrepresentation is not cured within 10 days after written notice thereof, and (C) such breach of misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 or not to be satisfied.

Section 7.1.9 By the Company if (i) the Company delivers a notice pursuant to Section 5.10 which describes the subject matter in reasonable detail and states that such subject matter provides Parent an appropriate basis to terminate this Agreement, and (ii) upon request by the Company, Parent does not, at least five days prior to the date that would have otherwise been the Closing Date, deliver written notification to the Company in which Parent agrees to limit its and Merger Sub’s rights to indemnification under Section 8.2 with respect to matters described in such notice to an amount no greater than $7,550,000; and provided, however, that if Parent does deliver such notification, it shall be deemed to constitute its agreement that it and the Merger Sub shall not be entitled to indemnification pursuant to Section 8.2 with respect to matters described in such notice in excess of $7,550,000.

Section 7.1.10 By Company if, on any date which is 20 days or more after the Registration Statement is declared effective, the average closing price per share of Parent Common Stock for the period of 20 trading days ending immediately prior to such date is less than $0.90120 per share.

Section 7.1.11 By Parent if, on any date which is 20 days or more after the Registration Statement is declared effective, the average closing price per share of Parent Common Stock for the period of 20 trading days ending immediately prior to such date is more than $3.60480 per share.

Section 7.2 Effect of Termination.

Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6, Section 5.11, this Section 7.2 and Article 9 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement or any Ancillary Agreement.

Section 7.2.2 Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4, 7.1.5, 7.1.6 or 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to an amount equal to $1,750,000.

Section 7.2.3 Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.8, then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $1,750,000.

Section 7.2.4 Payment of Expenses. Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment, but only for amounts incurred prior to the date of termination). In any proceedings concerning payment of amounts due under this Section 7.2, the party prevailing in such proceeding shall be entitled to recover its Expenses from the other party incurred in connection therewith.

Section 7.2.5 Termination Fee. In addition to any payment required by the foregoing provisions of this Section 7.2, (A) in the event that this Agreement is terminated pursuant to Section 7.1.5 or Section 7.1.6, then the Company shall pay to Parent immediately upon such termination, in the case of a termination by the Company, or within two business days thereafter, in the case of a termination by Parent, a termination fee of $2,875,000, and, the Company shall pay an additional termination fee of $2,875,000 upon the earlier of 90 days after such termination or upon the closing of a transaction that would have constituted an Acquisition Proposal, and (B) in the event that this Agreement is terminated pursuant to Section 7.1.4, and an Acquisition Proposal has been made and not withdrawn prior to the Company Stockholders’ Meeting, then the Company shall pay Parent a termination fee of $2,875,000 no later than two days after such termination and an additional termination fee of $2,875,000 upon the closing of a transaction that would have constituted an Acquisition Proposal as to which a definitive acquisition or similar agreement has been entered into by the Company within twelve months after such termination.

Section 7.2.6 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Company Stockholders, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such Company Stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.5 Fees and Expenses. Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3 hereof, all expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same; provided, however, that each of Parent and the Company shall pay one-half of the expenses related to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

Article 8.

Survival and Indemnification

Section 8.1 General Survival. The parties agree that, regardless of any investigation made by the parties, the representations and warranties of the parties contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., Boston time, on the first anniversary of the Closing Date. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.

Section 8.2 Indemnification.

Section 8.2.1 Indemnity by Stockholders.

(a) Subject to the limitations set forth in Section 8.2.2 from and after the Effective Time, Parent, Merger Sub, the Company and their respective affiliates, officers, directors, employees, stockholders, representatives and agents (collectively the “Indemnified Parties”) shall be indemnified and held harmless out of the Escrow Fund then available pursuant to the Escrow Agreement, from and against and in respect of any and all Damages (as defined below) incurred or suffered by any Indemnified Parties arising out of or in connection with any inaccuracy in or breach of any of the Company’s representations, warranties, covenants or agreements (in the case of covenants and agreements to be performed by the Company, to the extent of performance or non-performance prior to the Closing Date) contained in this Agreement (in each case (other than with respect to Section 3.9(a)) without regard to any materiality qualifications contained therein, including, without limitation, as to Company Material Adverse Effect).

(b) For purposes of this Agreement, the term, “Damages” means any and all costs, losses (including without limitation diminution in value), taxes, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, lost profits and other losses resulting from any shutdown or curtailment of operations, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, provided, however, that Damages shall not include any award of punitive or speculative damages except for such damages that are recovered by a third party from an Indemnified Party.

Section 8.2.2 Threshold. No Indemnified Parties shall be entitled to indemnification pursuant to Section 8.2.1(a) for any Damages until the aggregate amount of all Damages under all claims of all Indemnified Parties for all such breaches shall exceed the Threshold, at which time the full amount of Damages incurred (minus a deductible of $500,000) shall be subject to indemnification hereunder. The “Threshold” shall be $1,000,000.

Section 8.3 Manner of Indemnification.

(a) Claims of indemnification by any Indemnified Party under this Article 8 (an “Indemnification Claim”) shall be paid solely and exclusively from the Escrow Fund withheld and deposited into an escrow pursuant to the Escrow Agreement in accordance with Section 2.2.11. The Escrow Fund so deposited shall be held and distributed in accordance with the Escrow Agreement.

(b) Each Indemnification Claim with respect to the Escrow Fund shall be made only in accordance with this Article 8 and the Escrow Agreement.

Section 8.4 Stockholder Representative. The Company hereby appoints, effective as of the Effective Time, and by voting to approve the Merger or accepting the payment of consideration contemplated by Section 2.1.1, the holders of Company Common Stock outstanding immediately prior to the Effective Time shall AUTOMATICALLY BE DEEMED TO HAVE APPOINTED R. SCOTT MURRAY AND NICHOLAS NOMICOS, AS THE REPRESENTATIVES AND ATTORNEYS-IN-FACT OF SUCH STOCKHOLDERS (collectively, the “Stockholder Representative”) for purposes as set forth herein. The two individuals serving as Stockholder Representative shall act by unanimous written consent. The Stockholder Representative has unlimited authority and power to act on behalf of each such stockholder with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. Such stockholders will be bound by all actions taken by the Stockholder Representative in connection with this Agreement or the Escrow Agreement, and Parent and the Company shall be entitled to rely on any action or decision of the Stockholder Representative. The Stockholder Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determined the authenticity thereof), nor for any other action or inaction, except his own willful misconduct or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Stockholder Representative may rely on the advice of counsel, and the Stockholder Representative will not be liable to such stockholders for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice. The Stockholder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time prior to the mailing of the Proxy Statement in connection with the Company Stockholders’ Meeting, the Stockholder Representative may be changed by written notice to Parent from the Company Board. At any time during the term of the Escrow Agreement, holders of a majority in interest of the Escrow Fund can appoint a new Stockholder Representative by written consent by sending notice and a copy of the written consent appointing such new Stockholder Representative signed by holders of a majority in interest of the Escrow Fund to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date of such consent is received by Parent or the Company and the Escrow Agent.

Section 8.5 Third-Party Claims.

(a) If an Indemnified Party becomes aware of a third-party claim that the Indemnified Party believes, in good faith, may result in an Indemnification Claim by it, the Indemnified Party shall notify the Stockholder Representative of such claim, and the Stockholder Representative shall be entitled to participate in any defense at the sole cost and expense of the Stockholder Representative. If (i) the claim is primarily for non-monetary damages (other than penalties payable to a Governmental Authority), (ii) the claim relates to a dispute with any customer of the Company’s business, (iii) the results of such claim would likely materially interfere with parent’s business or the Company’s business, (iv) the stockholders are not solely liable for any damages pursuant to the claim (the claims described in (i), (ii), (iii), and (iv) are collectively referred to as “Parent-Controlled Claims”) or (v) the Stockholder Representative declines to defend such third-party claim pursuant to paragraph (b) hereof, then Parent or the Company, as applicable, shall conduct and control such defense, but shall not settle any such claim without the consent of the Stockholder Representative, which consent will not be unreasonably withheld or delayed; provided, however, that, if the consent of the Indemnified Party is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the Indemnification Claim and neither the Stockholder Representative nor any other stockholder shall have any power or authority to object under and provision of this Article 8 to the amount of any demand by Parent or the Company for indemnification with respect to such settlement.

(b) For claims other than Parent-Controlled Claims, and upon written notice to the Indemnified Party within 10 days of the notice provided for in the first sentence of paragraph (a) above, the Stockholder Representative shall have the right to defend, with counsel reasonably satisfactory to Indemnified Party such third party claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Stockholder Representative to a final conclusion or will be settled at the discretion of the Stockholder Representative (but only with the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed); provided, however, that, if the consent of the Indemnified Party is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the Indemnification Claim and the Stockholder Representative shall not have any power or authority to object under any provision of this Article 8 to the amount of any demand by the Indemnified Party for indemnification with respect to such settlement. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense, and shall be entitled to any and all information or documentation relating to such defense. The costs and expenses of the Stockholder Representative reasonably incurred in the defense of claims other than Parent-Controlled Claims shall be paid from the Escrow Fund up to a maximum of $500,000.

Section 8.6 Exclusive Remedy of Parent and Merger Sub. If the closing of the merger contemplated by this Agreement occurs, then the indemnification under this Article 8 shall be Parent’s and Merger Sub’s sole and exclusive remedy, with respect to breaches of representations, warranties, covenants and agreements in this Agreement (except for matters of fraud).

Section 8.7 Stockholder Actions. From and after the Effective Time and until 5:00 p.m., Boston time, on the first anniversary of the Closing Date, any one or more of the stockholders of the Company immediately prior to the Effective Time shall have the right to make a claim against the Parent, Merger Sub or the Company, whether by way of an action, proceeding or otherwise, in respect of any and all Damages incurred or suffered by any such stockholder(s) arising out of or in connection with any inaccuracy in or breach of any of Parent’s or Merger Sub’s representations, warranties, covenants or agreements contained in this Agreement (without regard to any materiality qualifications contained therein), including without limitation, any claim by the Company Stockholders against Parent for failure to pay the Purchase Price. Any such claim, action or proceeding commenced prior to such one-year anniversary shall be deemed timely made and shall continue until finally resolved or settled. No stockholder shall be entitled to recover Damages pursuant to this Section 8.7 until the aggregate amount of all Damages under all claims asserted pursuant to this Section 8.7 for all such breaches exceeds the Threshold, at which time the full amount of Damages incurred (minus a deductible of $500,000) shall be recoverable hereunder. Other than claims that Parent failed to pay the Purchase Price, the maximum amount of Damages for which Parent or Merger Sub shall be liable under this Section 8.7 shall be an amount equal to the number of shares of Parent Common Stock deposited into the Escrow Fund at the Effective Time multiplied by the Closing Parent Common Stock Price.

Article 9.

General Provisions

Section 9.1 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

CMGI, Inc.

425 Medford Street

Charlestown, MA 02129

Attn: General Counsel

with a mandated copy to:

Latham & Watkins LLP

233 South Wacker Drive, Suite 5800

Chicago, Illinois 60606

Attn: Mark D. Gerstein

with an additional copy to:

Browne Rosedale & Lanouette LLP

31 St. James Avenue, Suite 830

Boston, Massachusetts 02116

Attn: Thomas B. Rosedale

If to the Company, addressed to it at:

Modus Media, Inc.

690 Canton Street

Westwood, Massachusetts 02090

Attn: General Counsel

with a mandated copy to:

Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attn: Mark G. Borden

If to the Stockholder Representative, addressed to it at:

R. Scott Murray

108 Dover Road

Wellesley, Massachusetts 02482

and

Nicolas Nomicos

Bain Capital

111 Huntington Avenue

Boston, Massachusetts 02199

Section 9.2 Definitions. The following terms, as used herein, shall have the following meanings:

“Acquisition” has the meaning assigned to it in Section 3.25.

“Acquisition Proposal” means any offer or proposal concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination or share exchange, joint venture or otherwise of assets of the Company or any of its Subsidiaries representing 20% or more of the consolidated assets of the Company and its Subsidiaries, (C) issuance, sale or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company or any of its Subsidiaries, (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or any of its Subsidiaries or (E) any combination of the foregoing (other than the Merger), provided, however, that any proposal or transaction involving the refinancing of the existing debt of the Company or of any of its Subsidiaries issued or created pursuant to the Company Debt Agreements.

“Action” means any action, charge, claim, dispute, proceeding, suit, hearing, litigation, audit or investigation (whether civil, criminal, administrative, judicial or investigative), or any appeal therefrom.

“Affiliate” means, with respect to any Person, (i) if such Person is a natural Person, a spouse of such Person, or any child or parent of such Person, (ii) if such Person is not a natural Person, any Director or officer of such Person and any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person.

“Agreement” means this Agreement and Plan of Merger and shall include all of the Schedules and Exhibits attached hereto.

“Ancillary Agreements” means the Escrow Agreement, the Support Agreements and the Stock Transfer Agreements.

“Antitrust Law” means and includes the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and the EC Merger Regulations, in each case as amended, and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to regulate competition or investment (foreign or otherwise) or to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Approval” means any approval, authorization, consent, license, franchise, order, registration, permit or other confirmation of or by, or filing with, a Person.

“Cleanup” means all actions required to: (a) cleanup, remove, treat or remediate Hazardous Materials in the environment; (b) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the environment; (c) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the environment.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Common Stock” means the Common Stock, Non-Voting Common Stock and Series B Common Stock, collectively.

“Company Disclosure Schedule” means the disclosure schedule of even date herewith prepared by the Company and delivered to the Parent simultaneously with the execution hereof.

“Company Material Adverse Change” means any change, effect, circumstance or event that, individually or when aggregated with all other changes, effects, circumstances or events, (a) has been, is or is reasonably likely to be, materially adverse to the business, condition (financial or otherwise), results of operations or assets of the Company and its Subsidiaries, taken as a whole, or (b) materially adversely affected or affects or is reasonably likely to materially adversely affect the ability of the Company to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement, except, with respect to clause (a), that none of the following, individually or collectively, will constitute a Company Material Adverse Change: (i) any change that is the result of economic factors affecting a national or the world economy, except to the extent that such factors disproportionately affect the Company’s or its Subsidiaries’ business relative to the effect of such factors on other Persons operating in the supply chain management services industry; (ii) any change that is the result of any outbreak of national or international hostilities or terrorism or disease or escalation thereof or other similar calamity or crisis, except to the extent that such conditions disproportionately affect the Company’s or its Subsidiaries’ business relative to the effect of such conditions on other Persons operating in the supply chain management services industry; (iii) any change that is the result of factors generally affecting the supply chain management services industry, except to the extent that such factors disproportionately affect the Company’s or its Subsidiaries’ business relative to the effect of such factors on other Persons operating in the supply chain management services industry; and (iv) the loss of the Company’s existing contract to provide fulfillment services for a large provider of DSL modems in the United States.

“Company Material Adverse Effect” means any change, effect, circumstance or event that (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or assets of the Company or any of its Material Subsidiaries, or (b) materially adversely affects or is reasonably likely to materially adversely affect the ability of the Company or any of its Material Subsidiaries to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement.

“Company Owned Intellectual Property” means all Intellectual Property owned by the Company or any Subsidiary and the rights of the Company or any Subsidiary under any License Agreement granting rights in Intellectual Property owned by third persons.

“Company Stockholder” means a holder of Company Common Stock.

“Company Stockholder Approval” means the approval and adoption of this Agreement and the transactions contemplated hereby by a majority of holders of the Company Common Stock present, either in person or by proxy, and voting at a meeting duly called and held in accordance with the DGCL.

“Copyrights” means all copyrights, whether or not registered, including, but not limited to, any moral rights and rights of attribution and integrity, the content contained on any World Wide Web site, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Current Balance Sheet” means the Company’s audited balance sheet as of December 31, 2003.

“Director” means, as to a Person that is a corporate entity, a member of the Board of Directors of such entity.

“Environmental Claim” means any Action, investigation or notice (written or oral) by any Person alleging potential Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and all Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials, and all Laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

“Excluded Obligations” shall mean all amounts owed by the Company and its Subsidiaries as of February 29, 2004 under: (a) the Promissory Note to John Cunningham in the Principal Amount of $650,000 issued by Lone Star Electronics Corporation on February 1, 1998, (b) the Term Loan Facility between Union Bank of Taiwan and each of Modus Media International (Taiwan) CD Services Limited and Modus Media International Pte. Ltd. Taiwan

Branch, (c) the Mortgage and Charge by Lieboch Limited in favor of Allied Irish Banks, dated August 25, 1999, (d) the Agreement between Batiroc Centre, Fructicomi and RR Donnelley France SA dated August 21, 1995 and (e) other capital leases listed on Schedule 2.1.5.

“Exchange Act” means The Securities Exchange Act of 1934, as amended, and the rules and regulations thereto.

“Expenses” includes all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and the solicitation of shareholder approvals and all other matters related to the transaction contemplated hereto.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any United States or non-U.S. federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity.

“Hazardous Materials” means all substances defined as “Hazardous Substances”, “Oils”, “Pollutants” or “Contaminants” in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, all substances defined as such by, or regulated as such under, any Environmental Law and toxic mold.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereto.

“Implied Value” means the value implied to a share of Company Common Stock by the Exchange Ratio utilizing the Closing Parent Common Stock Price, an example calculation of which is attached as Exhibit D.

“Intellectual Property” means all Copyrights, Patents, Trademarks, Trade Secrets and Rights of Publicity, including all of the foregoing rights in Software.

“International” means Modus Media International, Inc.

“Key Employees” means the Management Committee, Robert Aldrich, Colin Beecham, Joseph DiGiantommaso and Phillip Radnidge.

“Knowledge” means the facts or other information that are actually known, without inquiry or investigation of the relevant facts and circumstances in question by the Key Employees.

“Law” means any non-U.S. or United States federal, state or local law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process (including any zoning or land use law or ordinance, building code, Environmental Law, securities, stock exchange, blue sky, civil rights, employment, labor or occupational health and safety law or regulation or any law, order, rule or regulation applicable to federal contractors) or administrative interpretation thereof, and any court, or arbitrator’s order or process.

“Liability” means any debt, liability, commitment or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, fixed, absolute, contingent or otherwise, and whether due or to become due.

“License Agreements” means all agreements (including any licenses, outstanding decrees, orders, judgments, covenants not to sue, settlement agreements or stipulations) to which the Company or any Subsidiary is a party or otherwise bound (whether between Company or any Subsidiary and an independent Person or intercompany), which contain provisions (a) granting to Company or any Subsidiary rights in any Intellectual Property, (b) granting to third Persons any rights in any Company Owned Intellectual Property, or (c) restricting Company’s or any Subsidiary’s right to use any Intellectual Property.

“Lien” means any lien, statutory lien, pledge, mortgage, security interest, charge, encumbrance, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

“Loan Shares” means the number of shares of Company Common Stock which were transferred to the Company in settlement of any loans to the Company pursuant to Section 6.2.11.

“Management Committee” means R. Scott Murray, Timothy M. Adams, Sheila M. Flaherty, Jeremiah D. Kelly, Deborah A. Keeman, David A. Tanner, W. Kendale Southerland, Daniel F. Beck and Robert T. Dechant.

“Material Subsidiaries” has the meaning assigned to it in Schedule 3.5.4.

“Merger” has the meaning assigned to it in the Preamble.

“NASDAQ” means the NASDAQ National Market.

“Non-Voting Common Stock” means the non-voting common stock, par value $0.1 per share, of the Company.

“Other Filings” means any filings, other than the Registration Statement or the Proxy Statement, with any Governmental Authority, necessary to effectuate the Merger.

“Parent Material Adverse Change” means any change, effect, circumstance or event that, individually or when aggregated with all other changes, effects, circumstances or events, (a) has been, is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or assets of the Parent or its Subsidiaries, taken as a whole, or (b) materially adversely affected or affects or is reasonably likely to materially adversely affect the ability of the Parent to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement, except, with respect to clause (a), that none of the following, individually or collectively, will constitute a Parent Material Adverse Change: (i) any change that is the result of economic factors affecting a national or the world economy, except to the extent that such factors disproportionately affect the Parent’s or its Subsidiaries’ business relative to the effect of such factors on other Persons operating in the industry in which the Parent operates; (ii) any change that is the result of any outbreak of national or international hostilities or terrorism or disease or escalation thereof or other similar calamity or crisis, except to the extent that such conditions disproportionately affect the Parent’s or its Subsidiaries’ business relative to the effect of such conditions on other Persons operating in the industry in which the Parent operates; and (iii) any change that is the result of factors generally affecting the Parent’s industry, except to the extent that such factors disproportionately affect the Parent’s or its Subsidiaries’ business relative to the effect of such factors on other Persons operating in the industry in which the Parent operates.

“Parent Material Adverse Effect” means any change, effect, circumstance or event that (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), results of operations or assets of the Parent or any of its Subsidiaries, or (b) materially adversely affects or is reasonably likely to materially adversely affect the ability of the Parent or any of its Subsidiaries to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement.

“Patents” means all patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Person” means any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity, business entity or other entity of any kind or nature, including any business unit of such Person.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Rights of Publicity” means rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereto.

“Series B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.

“Software” means all (a) computer programs, including, but not limited to, any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including, but not limited to, any and all data and collections of data, and (c) all documentation, including, but not limited to, user manuals and training materials, whether in hardcopy, electronic, or other form relating to any of the foregoing.

“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than fifty percent of the securities or other ownership interests, (b) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries, or (c) such person or any other Subsidiary of such person is the general partner (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership).

“Superior Proposal” means a bona fide Acquisition Proposal for at least 50% of the voting power of the Company’s capital stock or 50% of the Company’s consolidated assets, made by a third party which was not solicited by the Company, any Company Subsidiary, any Company Representatives or any other affiliates, that is not dependent on financing not then committed, and which, in the good faith judgment of the Company Board, after consultation with the Company’s financial advisor, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would result in a transaction that is more favorable to the Company’s stockholders, from a financial point of view, than the transactions contemplated by this Agreement.

“Tax” means any United States federal, state or local or non-U.S. income, gross receipts, license, severance, occupation, premium, environmental (including taxes under Code Section 59A), customs, duties, profits, disability, registration, alternative or add-on minimum, estimated, withholding, payroll, employment, unemployment insurance, social security (or similar), excise, sales, use, value-added, occupancy, franchise, real property, personal property, business and occupation, windfall profits, capital stock, stamp, transfer, workmen’s compensation or other tax, charge fee or imposition in the nature of Taxes, whether computed on a separate, consolidated, unitary, combined or other basis, including any interest, penalties, additions, assessments or deferred Liability with respect thereto, whether disputed or not.

“Tax Law” means the Law (including any applicable regulations or any administrative pronouncement) of any Governmental Authority relating to any Tax.

“Tax Period” means with respect to any Tax, the period for which the Tax is reported as provided under the applicable Tax Law.

“Tax Return” means any U.S. federal, state, local or foreign return, declaration, report, claim for refund, amended return, declaration of estimated Tax or information return or statement relating to Taxes, and any schedule, exhibit, attachment or other materials submitted with any of the foregoing, and any amendment thereto.

“Trademarks” means all trademarks, service marks, trade names, Internet domain names, designs, logos, emblems, signs or insignia, slogans, and other similar designations of source or origin general intangibles of like nature, together with all goodwill of the Company or any Subsidiary symbolized by any of the foregoing, registrations and applications for any of the foregoing, and the right to sue for past infringement thereof.

“Trade Secrets” means any and all forms and types of technology, trade secrets and other confidential information, know-how, inventions, proprietary processes, formulae, algorithms, source code, models, and methodologies, in each case which are not publicly known.

Section 9.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP consistently applied.

Section 9.4 Certain Terms. The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Article, Section, clause and Schedule references contained in this Agreement are references to Articles, Sections, clauses and Schedules in or to this Agreement, unless otherwise specified.

Section 9.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“2004 Budget”	Section 5.1.5

“Annual Financial Statement”	Section 3.8.1

“Assets”	Section 3.18

“Auditor”	Section 2.1.5

“Audits”	Section 3.14.5

“Capital Securities”	3.5.1

“Certificate of Merger”	Section 1.2

“Certificates”	Section 2.2.2

“Claim Notice”	Section 8.2.4

“Closing Date”	Section 2.1.1

“Closing Parent Common Stock Price”	Section 2.1.1

“Code”	Recitals

“Company”	Preamble

“Company Board”	Section 5.4.1

“Company Common Stock”	Section 2.1.1

“Company Debt Agreements”	Section 2.6

“Company Disclosure Schedule”	Article 3

“Company Employees”	Section 5.13

“Company Options”	Section 3.4.2

“Company Permits”	Section 3.13.2

“Company Recommendation”	Section 5.7.3

“Company Representatives”	Section 5.6.1

“Company Stock Option Plans”	Section 2.4

“Company Stockholders’ Meeting”	Section 5.5

“Confidentiality Agreement”	Section 5.6.2

“Covered Persons”	Section 5.4.4

“D&O Insurance”	Section 5.14.2

“Damages”	Section 8.2.1

“DGCL”	Recitals

“Dispute Period”	Section 2.1.5

“Effective Time”	Section 1.2

“Employee Plans”	Section 3.16.1

“Estimated Net Debt”	Section 2.1.5

“Estimated Working Capital”	Section 2.1.5

“ERISA”	Section 3.16.1

“ERISA Affiliate”	Section 3.16.1

“Excess Shares”	Section 2.2.5.1

“Exchange Agent”	Section 2.2.1

“Exchange Fund”	Section 2.2.1

“Exchange Ratio”	Section 2.1.1

“Escrow Agreement”	Section 2.2.2

“Final Closing Balance Sheet”	Section 2.1.5

“Final Net Debt and Working Capital Statement”	Section 2.1.5

“Financial Statements”	Section 3.8.1

“Foreign Benefit Plan”	Section 3.16.9

“Former Employee Plans”	Section 3.16.1

“Holdback Amount”	Section 2.1.5

“Indemnification Claim”	Section 8.3

“Indemnified Parties”	Section 8.2.1

“International Trade Laws”	Section 3.8.1

“Investors”	Section 2.6

“Leased Real Property”	Section 3.10.2

“Material Contracts”	Section 3.10.4

“Merger”	Recitals

“Merger Sub”	Preamble

“Monthly Unaudited Financial Information “	Section 3.8.1

“Multiemployer Plan”	Section 3.16.3

“Net Debt”	Section 2.1.5

“Parent”	Preamble

“Parent Benefit Plans”	Section 5.13

“Parent By-laws”	Section 4.2

“Parent Certificate”	Section 4.2

“Parent Common Stock”	Section 2.1.1

“Parent Disclosure Schedule”	Article 4

“Parent Options”	Section 4.3

“Parent Preferred Stock”	Section 4.3

“Parent Representatives”	Section 5.6.1

“Parent SEC Filings”	Section 4.7.1

“Personal Property Leases”	Section 3.10.2

“Preliminary Closing Balance Sheet”	Section 2.1.5

“Preliminary Net Debt and Working Capital Statement”	Section 2.1.5

“Pro Rata Portion”	Section 2.2.10

“Proxy Statement”	Section 5.4.1

“Purchase Price”	Section 2.1.1

“Purchase Price Adjustment Amount”	Section 2.1.5

“Quarterly Unaudited Financial Information”	Section 3.8.2

“Real Property Leases”	Section 3.10.2

“Registrable Resale Shares”	Section 5.4.4

“Registration Statement”	Section 5.4.1

“Review Period”	Section 2.1.5

“S-3 Amendment”	Section 5.4.4

“Stockholder Representative”	Section 8.4

“Substitute Option Shares”	Section 5.19

“Surviving Corporation”	Section 1.1

“Support Agreements”	Recitals

“Target Net Debt”	Section 2.1.5

“Target Working Capital”	Section 2.1.5

“Tax Indemnification Agreement”	Section 3.14.11

“Transfer Agreement”	Recitals

“Treasury Regulations”	Section 3.14.13

“Working Capital”	Section 2.1.5

Section 9.6 Rules of Construction. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.7 Descriptive Headings. Titles and headings to Articles and Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 9.9 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto), each Ancillary Agreement and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

Section 9.10 Assignment. No party may assign this Agreement without the prior written consent of the other parties, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors, assigns, heirs, and devisees of the parties.

Section 9.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.14 or Section 8.7 is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of laws principles thereof.

Section 9.13 Consent to Jurisdiction. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal or State court sitting in the State of Delaware.

Section 9.14 Jury Trial Waiver. The parties hereby agree to waive any right to trial by jury with respect to any action or proceeding brought by any party relating to (i) this Agreement and/or any understandings or prior dealings between the parties hereto, or (ii) the Property or any part thereof. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes.

Section 9.15 Disclosure. Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 9.16 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures on behalf of all Parties appear on each counterpart of this Agreement. All counterparts of this Agreement shall collectively constitute a single agreement. Signatures to this Agreement may be transmitted by facsimile and such signatures shall be deemed to be originals.

Section 9.17 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholder Representative have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CMGI, INC.

By:	/s/ George A. McMillan
a duly authorized signatory

WESTWOOD ACQUISITION CORP.

By:	/s/ George A. McMillan
a duly authorized signatory

MODUS MEDIA, INC.

By:	/s/ R. Scott Murray
a duly authorized signatory

STOCKHOLDER REPRESENTATIVE

By:	/s/ R. Scott Murray
solely for purposes of Article 8

By:	/s/ Nicolas Nomicos
solely for purposes of Article 8

CMGI, Inc. agrees to furnish supplementally to the Securities and Exchange Commission copies of any of the following omitted schedules and exhibits upon the request of the Commission:

Company Disclosure Schedules:

Schedule 2.1.5- Capital Leases

Schedule 3.1- Foreign Jurisdictions

Schedule 3.2- Corporate Records

Schedule 3.4.1(a)- Company Common Stock

Schedule 3.4.1(b)- Dividends or Distributions

Schedule 3.4.2(a)- Company Options

Schedule 3.4.2((b)- Company Warrants

Schedule 3.4.2(c)- Other Equity Commitments

Schedule 3.4.2(d)- Voting Agreements

Schedule 3.4.2(e)- Registration Agreements

Schedule 3.4.3- Preemptive Rights

Schedule 3.5.1- Subsidiaries

Schedule 3.5.2- Subsidiary Governance

Schedule 3.5.3- Other Equity Interests or Obligations

Schedule 3.5.4- Material Subsidiaries

Schedule 3.6- Violations

Schedule 3.7- Approvals

Schedule 3.8.1- Financial Statements

Schedule 3.8.4- Undisclosed Liabilities

Schedule 3.9- Certain Changes

Schedule 3.10.1- Personal Property Leases

Schedule 3.10.2- Real Property Leases

Schedule 3.10.3- Owned Real Property

Schedule 3.10.4- Material Contracts

Schedule 3.10.5- No Default

Schedule 3.11.1- Owned Intellectual Property

Schedule 3.11.2- License Agreements

Schedule 3.11.3- Third Party Intellectual Property Rights

Schedule 3.11.4- Intellectual Property Exceptions

Schedule 3.11.10- Certain Owned Intellectual Property

Schedule 3.12- Litigation

Schedule 3.13- Compliance with Laws; Permits

Schedule 3.14- Taxes

Schedule 3.14.3- Tax Liens

Schedule 3.15- Insurance

Schedule 3.16.1- Employee Plan Modifications

Schedule 3.16.5- Employee Plan Administration

Schedule 3.17- Employees

Schedule 3.17.5- Certain Employee Payments

Schedule 3.18- Personal Property; Assets

Schedule 3.18(a)- Excluded Assets

Schedule 3.18(b)- Intellectual Property Assets

Schedule 3.19- Environmental Matters

Schedule 3.19.1- Environmental Permit; Authorizations

Schedule 3.19.2- Environmental Claims

Schedule 3.19.3- Environmental Actions

Schedule 3.20- Customers

Schedule 3.21- Inventory

Schedule 3.23- Related Party Transactions

Schedule 3.25- Acquisitions

Schedule 3.26.1- International Trade Laws

Schedule 3.26.2- International Trade Investigations

Schedule 3.28.1- Labor and Other Matters

Schedule 3.28.2- Employment Agreements

Schedule 3.31- Subsidies

Schedule 5.1- Conduct of Business

Schedule 5.1.16- Certain Facilities

Schedule 6.2.3- Material Consents and Approvals

Schedule 6.2.11- Satisfaction of Loans

Exhibits:

Exhibit A- Form of Certificate of Incorporation

Exhibit B- Form of Escrow Agreement

Exhibit C- Form of Affiliate Letter

Exhibit D- Sample Implied Value Calculation

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